Exhibit 10.2

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

ZYMOGENETICS, INC.

AND

BAYER SCHERING PHARMA A.G.

EFFECTIVE AS OF JUNE 18, 2007

“[    *     ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

[    *    ] Confidential Treatment Requested

CONTENTS

ARTICLE ONE Definitions and Terminology			1
1.1	Terminology		1
1.2	Definitions		2

ARTICLE TWO Grant of Licenses and Other Rights			17
2.1	ZGEN Technology Licenses		17
2.2	Trademark License		17
2.3	Bayer Technology License		18
2.4	Third Party Agreements		18
2.5	Sublicensing and Delegation		19
	2.5.1	Sublicensing	19
	2.5.2	Performance by Affiliates	20
2.6	Retained Rights		20
2.7	No Implied License		21

ARTICLE THREE Initial Coordination of the Relationship			21
3.1	Acknowledgement regarding Limited Management Architecture		21
3.2	[ * ] Clinical Trial		22
3.3	Decision Making Authority		22
3.4	Transfer of ZGEN Technology		23
3.5	Secondary Manufacturing Process Transfer		23
3.6	Commercialization Advisory Committee; Global Brand		23
3.7	Funding Regarding Initial Licensed Products		24

ARTICLE FOUR Designation of Collaboration Products			24
4.1	New Presentations		24
4.2	Declined Products		26
4.3	Opt-In Rights		26
4.4	Tracking Collaboration Products and Declined Products		27

ARTICLE FIVE Management Following Addition of Collaboration Products			27
5.1	Joint Steering Committee		27
	5.1.1	Formation	27
	5.1.2	Membership of JSC	28
	5.1.3	Responsibilities of JSC	28
	5.1.4	Administration of JSC	29
	5.1.5	Recourse to Dispute Resolution Procedure	30
5.2	Joint Development Committee		30
	5.2.1	Formation	30
	5.2.2	JDC Responsibilities	31
	5.2.3	Decision Making; Administrative Matters	31

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ARTICLE SIX Development		32
6.1	Diligence and Reports; Removal of Region(s) from Bayer Territory	32
6.2	Compliance	34
6.3	Information and Data	35
6.4	Quality Assurance Audit	35
6.5	Development Funding for Collaboration Products	36

ARTICLE SEVEN Regulatory Affairs		38
7.1	Regulatory Filings and Regulatory Approvals	38
7.2	Clinical Trials	39
7.3	Target Labeling	39
7.4	Drug Safety Information	40
7.5	Adverse Event Reporting; Customer Complaints	41
7.6	Regulatory Communications in the Bayer Territory	42
7.7	Regulatory Communications in the ZGEN Territory	42
7.8	Regulatory Communications Pertaining to Manufacturing of Licensed Product	42
7.9	Applications for Regulatory Exclusivity	43
7.10	Recalls	43
7.11	Bulk Drug Substance	44
7.12	Licensed Product	44

ARTICLE EIGHT Commercialization		44
8.1	Diligence and Reports	44
8.2	Pricing and Reimbursement	45
8.3	Promotional Materials	45
8.4	Compliance With Laws, Regulations and Guidelines	46
8.5	Co-Promotion Agreement	47

ARTICLE NINE Manufacture and Supply		47
9.1	Manufacturing Agreements	47
9.2	Clinical Supplies of Initial Licensed Products	47
9.3	Commercial Supplies of Initial Licensed Products	48
9.4	Transfer Price	48
9.5	Additional Supplies	49

ARTICLE TEN Consideration		49
10.1	Upfront Payment	49
10.2	Milestones	49
10.3	Royalties	50
10.4	Third Party Payments	51
10.5	Competitive Product	51
10.6	Acknowledgment Regarding Compensation	52

ARTICLE ELEVEN Intellectual Property		52
11.1	Project Technology Ownership	52

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11.2	Patent Contacts		53
11.3	Prosecution and Maintenance		53
	11.3.1	ZGEN Technology	53
	11.3.2	Bayer Technology	53
	11.3.3	Joint Project Technology	54
	11.3.4	Patent Prosecution Party’s Efforts and Obligations	54
	11.3.5	Discontinued Patent	55
11.4	Defense and Enforcement Actions		56
	11.4.1	Notification	56
	11.4.2	Parties’ Roles	56
	11.4.3	Sharing of Awards	57
11.5	Patent Term Extensions		57
11.6	Infringement of Third Party Patents		58

ARTICLE TWELVE Payment, Records and Audit			58
12.1	Payments		58
	12.1.1	Payment Instructions	58
	12.1.2	Royalty Payments	58
	12.1.3	Foreign Exchange Conversion	59
	12.1.4	Late Payments	59
	12.1.5	Taxes	59
12.2	Records; Audit		60

ARTICLE THIRTEEN Publications			60
13.1	Procedure		60
13.2	Credit		61

ARTICLE FOURTEEN Confidentiality			61
14.1	Treatment of Confidential Information		61
14.2	Authorized Disclosure		61
14.3	Materials		62
14.4	Publicity; Terms of Agreement		62
14.5	Use of Names, Logos or Symbols		63

ARTICLE FIFTEEN Representations, Warranties and Covenants			63
15.1	Representations and Warranties of Bayer		63
	15.1.1	Corporate Existence, Power and Authority	63
	15.1.2	Binding Agreement	63
	15.1.3	No Conflict	64
	15.1.4	Validity	64
	15.1.5	Expertise	64
	15.1.6	Business Condition	64
15.2	Representations and Warranties of ZGEN		64
	15.2.1	Corporate Existence, Power and Authority	64
	15.2.2	Binding Agreement	65
	15.2.3	No Conflict	65

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	15.2.4	Validity	65
	15.2.5	Business Condition	65
	15.2.6	Intellectual Property	65
	15.2.7	Provision of Information	66
	15.2.8	No Untrue Statement	66
	15.2.9	Agreements with Third Parties	67
15.3	Mutual Covenants		67
	15.3.1	No Conflict	67
	15.3.2	Regulatory Data	67
	15.3.3	No Debarment	67
	15.3.4	Compliance	67
	15.3.5	Territorial Restrictions	67
	15.3.6	No Misappropriation	68
15.4	Acknowledgement; Disclaimers		68

ARTICLE SIXTEEN Indemnification and Insurance			68
16.1	Indemnification by ZGEN		68
16.2	Indemnification by Bayer		69
16.3	Insurance		70
16.4	Limitation of Liability		70

ARTICLE SEVENTEEN Term and Termination			71
17.1	Term		71
17.2	Regulatory Deadlines		71
17.3	Material Breach		72
17.4	Termination of License With Respect to Contested Patent Rights		72
17.5	Bankruptcy		72
17.6	Termination for Convenience by Bayer		73
17.7	Transition Following Termination for Bayer’s Convenience or Passing of Regulatory Deadlines		73
17.8	Effects of Termination and Expiration		75
17.9	Accrued Rights		75

ARTICLE EIGHTEEN Dispute Resolution			75
18.1	Goal; Cooperative Decision-Making		75
18.2	Procedure		76
	18.2.1	Resolution by Senior Executives	76
	18.2.2	Resolution by ZGEN’s CEO and Bayer’s Business Unit Head	76
	18.2.3	Optional Mediation	76
18.3	Expert Matters; Expedited Arbitration		77
18.4	Other Matters; Litigation		77
18.5	Governing Law; Judicial Resolution		77
18.6	Patent and Trademark Dispute Resolution		78

ARTICLE NINETEEN General			78
19.1	Force Majeure		78

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19.2	Notices	78
19.3	No Strict Construction	79
19.4	Assignment	79
19.5	Counterparts	80
19.6	Severability	80
19.7	Further Actions	80
19.8	Independent Contractors	80
19.9	No Benefit of Third Parties	81
19.10	No Waiver	81
19.11	Export Requirements	81
19.12	Entire Agreement; Amendment	81

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LIST OF EXHIBITS

EXHIBIT A	[ * ]
EXHIBIT B	[ * ]
EXHIBIT C	[ * ]
EXHIBIT D	[ * ]
EXHIBIT E	[ * ]
EXHIBIT F	[ * ]
EXHIBIT G	[ * ]
EXHIBIT H	[ * ]
EXHIBIT I	[ * ]
EXHIBIT J	[ * ]
EXHIBIT K	[ * ]
EXHIBIT L	[ * ]
EXHIBIT M	[ * ]

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LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT is made as of the 18th day of June, 2007 (the “Effective Date”) by and between ZymoGenetics, Inc., a corporation organized and existing under the laws of Washington State, U.S.A. (“ZGEN”), and Bayer Schering Pharma A.G., a corporation organized and existing under the laws of Germany (“Bayer”). ZGEN and Bayer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. ZGEN is developing certain products containing Recombinant Thrombin for use in hemostasis.

B. Bayer has significant experience in the development, marketing, promotion and sale of pharmaceutical products and can make significant contributions to the successful Development and Commercialization of one or more Licensed Products outside of the United States.

C. ZGEN and Bayer wish to collaborate in the global development of certain Licensed Products.

D. ZGEN wishes to enable Bayer to Commercialize one or more Licensed Products outside of the United States.

E. Concurrent with the execution of this Agreement, ZGEN and Bayer’s Affiliate, Bayer HealthCare LLC, are entering into a U.S. Co-Promotion Agreement of even date herewith (the “Co-Promotion Agreement”), pursuant to which the Parties have agreed to co-promote the Initial Licensed Products in the United States for a limited time period.

AGREEMENT

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE ONE

Definitions and Terminology

1.1	Terminology

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words “including,” “includes” and “such as” are used in a non-limiting sense and have the same meaning as “including without limitation” and “including, but not limited to.” References to Articles, Sections, Subsections and paragraphs are to the same with all their subparts as they appear in this Agreement. “Herein” means anywhere in this Agreement. “Hereunder” and “hereto” mean under or pursuant to any provision of this Agreement. The Article and

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Section headings contained herein are for reference only and shall not be considered a part of this Agreement, nor shall they in any way affect the interpretation hereof. All references to time are to the time in Seattle, Washington, U.S.A.

1.2	Definitions

In addition to other terms defined elsewhere in this Agreement, words and phrases with initial capitals shall have the following meanings:

1.2.1 “Adverse Event” means an adverse event as defined under the applicable Drug Laws.

1.2.2 “Affiliate” means, with respect to a Party, an individual, a partnership, a joint venture, a corporation, or any other entity or any combination of the aforementioned entities that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” will mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Party, whether through ownership of more than fifty percent (50%) of the voting securities of such Party, by contract or otherwise.

1.2.3 “Agreement” means this License and Collaboration Agreement, as amended, from time to time, in accordance with its terms.

1.2.4 “Alliance Manager” is defined in Section 3.1(b).

1.2.5 “Allocated Net Sales of a Combination Product” means the Net Sales of a Combination Product calculated as described in Exhibit C.

1.2.6 “Asia/Pacific Region” means the countries listed on Exhibit E as being within that Region.

1.2.7 “Bankrupt Party” is defined in Section 17.5.

1.2.8 “Bayer” is defined in the introduction to this Agreement.

1.2.9 “Bayer Enabling Technology” means, other than Project Technology, all of the following Controlled by Bayer or its Affiliates:

(a) any Know-How that at any time during the Term is actually used by or on behalf of Bayer or its Affiliates in the Development or Commercialization of any Initial Licensed Product or Collaboration Product; and

(b) all Patent Rights and other intellectual property rights anywhere in the world covering any of the Know-How described in subparagraph (a) of this Section 1.2.9, including the Patent Rights described on Exhibit D;

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provided, however, that any of the foregoing technology and rights described in subparagraph (a) and (b) Controlled by any person or entity that becomes an Affiliate of Bayer as a result of a Change of Control shall not be Bayer Enabling Technology unless (i) such technology or rights had been Controlled by Bayer or its Affiliates that were Affiliates prior to the Change of Control, or (ii) with respect to any of the foregoing technology covered by Patent Rights, at least one named inventor was employed by Bayer or one of its Affiliates that was an Affiliate prior to the Change of Control immediately prior to the public announcement of the transaction giving rise to such Change of Control.

1.2.10 “Bayer Indemnitees” is defined in Section 16.1(a).

1.2.11 “Bayer Project Technology” means Project Technology invented, discovered, developed or otherwise generated solely by employees, consultants or agents of Bayer or its Affiliates that is Controlled by Bayer or its Affiliates. Bayer Project Technology shall not include Bayer’s or its Affiliate’s interest in Joint Project Technology.

1.2.12 “Bayer Technology” means the Bayer Project Technology, the Bayer Enabling Technology and Bayer’s or its Affiliate’s interest in the Joint Project Technology.

1.2.13 “Breakpoint” is defined in Section 10.3(b).

1.2.14 “Bayer Territory” means all countries of the world except for those countries that are in the ZGEN Territory.

1.2.15 “Bulk Drug Substance” means any bulk form of Recombinant Thrombin made by or on behalf of ZGEN prior to or during the Term.

1.2.16 “Bulk Drug Substance Supply Agreement” is defined in Section 9.1(a).

1.2.17 “Bulk Manufacturing” means the process of producing Bulk Drug Substance.

1.2.18 “CAC” means the Commercialization Advisory Committee as that term is defined in Section 3.5.

1.2.19 “CAC Team Leader” is defined in Section 3.6(b).

1.2.20 “Canada/Latin America Region” means the countries listed on Exhibit E as being within that Region.

1.2.21 “Change of Control” means, with respect to a Party, the acquisition after the Effective Date, directly or indirectly, by any Third Party of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the combined voting power of such Party’s then outstanding voting securities entitled to vote generally in the election of directors.

1.2.22 “Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or human clinical trials conducted after receipt of Regulatory Approval.

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1.2.23 “CMC” means the chemistry, manufacturing and control section contained in any Regulatory Filing.

1.2.24 “Collaboration Product” means a New Presentation that the Parties have approved in writing pursuant to Article 4, by Election or Opt-In, for Development and Commercialization in accordance with this Agreement. Each Collaboration Product shall be described in Exhibit G in the same detail as that given for Initial Licensed Products in Exhibit G.

1.2.25 “Combination Product” means a product, other than an Initial Licensed Product, containing a combination of Licensed Product and one or more active pharmaceutical ingredient(s) or device(s) (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price). For the sake of clarity, Initial Licensed Products shall not be deemed Combination Products for purposes of this Agreement.

1.2.26 “Commercialization” or “Commercialize” means all activities relating to the manufacture, promotion, marketing, advertisement, sale, reimbursement and distribution of Licensed Product, and other pre-launch and post-launch marketing and sale activities for Licensed Product, and, in the case of ZGEN, all activity relating to the manufacture of Bulk Drug Substance. When used as a verb, “Commercialize” means to engage in Commercialization.

1.2.27 “Commercially Reasonable Efforts” means the level of efforts and resources required to Develop and Commercialize, as applicable, a Licensed Product in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company (in the case of ZGEN) or pharmaceutical company (in the case of Bayer) would reasonably devote to a product of similar market potential at a similar stage in its product life, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Commercially Reasonable Efforts will be determined on a country-by-country (each country including its territories) basis for a particular Licensed Product, and it is anticipated that the level of effort may change over the life of the Licensed Product and the country (including its territories) involved.

1.2.28 “Competitive Product” means any product that:

(a) is marketed in a country in the Bayer Territory by one or more person(s) or entity(ies) that is/are not an Affiliate(s) or Sublicensee(s) of Bayer and was not acquired, directly or indirectly, from Bayer or an Affiliate or Sublicensee of Bayer;

(b) contains as an active ingredient a [    *    ]; and

(c) is [    *    ] and is [    *    ] to a Licensed Product marketed by Bayer or its Affiliates, Distributors or Sublicensees in the country. With regard to the meaning of [    *    ], products that [    *    ] or that [    *    ] shall be regarded as having a [    *    ], but products that contain [    *    ] will not be regarded as having a [    *    ].

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1.2.29 “Confidential Information” means all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms received by either Party or its Affiliates from the other Party or its Affiliates pursuant to (1) this Agreement, (2) the Confidentiality Agreement, dated as of January 24, 2006, by and between ZGEN and Bayer Pharmaceuticals Corporation (as amended by Amendment No. 1 to Confidentiality Agreement, dated January 5, 2007), or (3) Confidential Disclosure Agreement, dated April 19, 2006, by and between Bayer HealthCare LLC and ZGEN, other than that portion of such information that:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d) has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

(e) has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as demonstrated by competent written proof.

1.2.30 “Control” or “Controlled” means, with respect to any Know-How or intellectual property rights, that a Party:

(a) (i) owns such Know-How or intellectual property rights or (ii) has a license to such Know-How or intellectual property rights; and

(b) has the unencumbered right to grant the other Party access, a license or sublicense, as applicable, in or to such Know-How or intellectual property rights as provided for herein without (assuming the timely payment of all applicable royalties) violating the terms of any agreement or other arrangement with any Third Party. A Party shall be deemed not to Control any Know-How or intellectual property rights it acquires after the Effective Date by in license or otherwise, with right to sublicense, until the other Party executes an agreement pursuant to Section 2.4(a).

1.2.31 “Co-Promotion Agreement” is defined in Recital E.

1.2.32 “Courts” is defined in Section 18.5.

1.2.33 “Declining Party” is defined in Section 4.2(a).

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1.2.34 “Declined Product” means a New Presentation proposed by a Party pursuant to Section 4.1 as to which the other Party (a) does not make an Election within the time allowed therefore or (b) gives written notice that it will not make an Election prior to the time allowed therefore; provided that a New Presentation that becomes a Declined Product will cease being a Declined Product if the Declining Party Opts-In in accordance with Section 4.3. Each Declined Product shall be described in Exhibit G in the same detail as that given for Initial Licensed Products in Exhibit G.

1.2.35 “Declined Product Activities” is defined in Section 4.2(b).

1.2.36 “Development” or “Develop” means, with respect to a Licensed Product, all pre-clinical and clinical activities including all Clinical Trials undertaken to support filing of a Drug Approval Application and to obtain Regulatory Approval. For the avoidance of doubt, these activities will include drug development activities, including animal pharmacology, toxicology, statistical analysis and report writing, CMC activities, manufacturing process development, and the manufacture of non-clinical and clinical supplies, product approval and registration, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development.

1.2.37 “Development Expense” is defined in Exhibit F.

1.2.38 “Developing Party” is defined in Section 4.1.

1.2.39 “Discontinued Patent” is defined in Section 11.3.5.

1.2.40 “Distributor” means a Third Party who acquires a Licensed Product from a Party, its Affiliates or Sublicensees at a fixed price as to which the Third Party does not owe a royalty or any other consideration based on the resale of the Licensed Product.

1.2.41 “Dollar” means a United States dollar, and “$” will be interpreted accordingly.

1.2.42 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug or device or to treat a particular indication in a regulatory jurisdiction, including (a) (i) a Biologics License Application (BLA) pursuant to 21 C.F.R. 601.2, submitted to the FDA, or any successor application or procedure, (ii) a Premarket Approval (PMA) application pursuant to 21 C.F.R. 814, submitted to the FDA, or any successor application or procedure, and (ii) any counterpart of a BLA or PMA in any country in the Bayer Territory; and (b) all supplements and amendments, including supplemental BLAs, PMA supplements (and any foreign counterparts), that may be filed (e.g., to expand the label) with respect to the foregoing.

1.2.43 “Drug Laws” means all laws, rules and regulations that are applicable to the research, manufacture, use, sale, registration and promotion of pharmaceutical products for human use in a Party’s portion of the Territory and that materially affect the Party’s performance under this Agreement, including the United States Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and all rules and regulations promulgated thereunder, and any similar laws, rules or regulations in any country in the Bayer Territory.

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1.2.44 “eCTD” means an electronic biologics license application (eBLA) and amendments in FDA-compliant electronic common technical document (eCTD) format, based on the ICH version 3.2 and FDA 2.01 document type definitions (dtd) to be transferred pursuant to Section 3.4.

1.2.45 “Effective Date” means the date this Agreement was entered into and is defined in the introduction to this Agreement.

1.2.46 “Election” is defined in Section 4.1(b).

1.2.47 “EMEA” means the European Agency for the Evaluation of Medicinal Products.

1.2.48 “Europe” means the countries listed in Exhibit E.

1.2.49 “Expert” means a mutually acceptable, disinterested, conflict-of-interest-free individual with such scientific, technical, regulatory and commercial experience with respect to the development of haemostatic products or financial accounting as is necessary to resolve a dispute. The Expert shall not be or have been during the preceding [    *    ] ([    *    ]) years an Affiliate, employee, consultant, officer or director of either Party or any of their respective Affiliates.

1.2.50 “Expert Matter” means a difference of business judgment pertaining only to:

(a) any matter involving the Development of an Initial Licensed Product or Collaboration Product, including the determination of Clinical Trial design;

(b) any audit dispute under this Agreement;

(c) any dispute regarding the determination of [    *    ] under Exhibit C;

(d) any dispute regarding (i) whether a [    *    ] and (ii) if applicable, the [    *    ] under Exhibit C;

(e) any dispute regarding the determination of whether (i) a product constitutes a [    *    ] as defined in Section [    *    ] and/or (ii) a [    *    ] has achieved the [    *    ] in a [    *    ] set forth in Section [    *    ]; or

(f) appropriateness of a Development plan or application of Commercially Reasonable Efforts pursuant to Section 6.1(c).

For the sake of clarity, Expert Matter shall not include any dispute relating to the determination of validity of a Party’s Patent Rights or other issues relating solely to a Party’s intellectual property and any dispute with respect to the interpretation or potential breach, termination or invalidity of this Agreement, including breach of the representations, warranties and covenants made hereunder.

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1.2.51 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.2.52 “Field” means all [    *    ] in humans except, and expressly excluding, [    *    ]. For the avoidance of doubt, Field includes uses of [    *    ] other than for [    *    ].

1.2.53 “First Commercial Sale” shall mean, in each country in the Bayer Territory, the first sale by Bayer or its Affiliates or Sublicensees of a Licensed Product to a Third Party after obtaining the required Regulatory Approval to sell such Licensed Product in that country. For purposes of the foregoing, a sale shall be deemed to occur on the earlier of (a) the date Licensed Product is shipped or (b) the date of the invoice to the purchaser of Licensed Product.

1.2.54 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, terrorism and acts of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected will have used reasonable efforts to avoid such occurrence and to remedy it promptly if it will have occurred.

1.2.55 “FTE” means the equivalent of one person working full time for one 12-month period in a Development, regulatory or other relevant capacity.

1.2.56 “FTE Costs” means the costs of compensation, benefits, and all associated support and overhead; provided that such support and overhead shall not include costs attributable to general corporate activities (e.g., executive management, investor relations, business development, legal affairs and finance).

1.2.57 “GAAP” means United States generally accepted accounting principles.

1.2.58 “GCP” means current good clinical practices as defined by applicable rules, regulations and guidance in the Territory, including, as applicable, the International Conference of Harmonization (ICH) and FDA rules and regulations.

1.2.59 “Global Brand” is defined in Section 3.6(a).

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1.2.60 “Global Development Plan” means a program for Development of a Collaboration Product comprising the Joint Activities and the Territory Specific Activities, as prepared by the JDC and reviewed and, as applicable, approved by the JSC in accordance with Article 5.

1.2.61 “GLP” means current good laboratory practices as defined by applicable rules, regulations and guidance in the Territory, including, as applicable, the International Conference of Harmonization and FDA rules and regulations.

1.2.62 “GMP” means current good manufacturing practices as defined by applicable rules, regulations and guidance in the Territory, including, as applicable, the International Conference of Harmonization, FDA rules and regulations, and Directive 2003/94 of the Commission of the European Communities, effective as of November 2003, and further elaborated in “The Rules Governing Medicinal Products in the European Community” Volume IV - Guide to Good Manufacturing Practice for Medicinal Products.

1.2.63 “IAS/IFRS” shall mean International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board.

1.2.64 “IND” means an Investigational New Drug application or its equivalent outside the United States.

1.2.65 “Initial Licensed Product Manufacturing Agreement” is defined in Section 9.1(a).

1.2.66 “Initial Licensed Products” means the Presentations substantially in the form described in paragraph 1 (a) through (c) on Exhibit G.

1.2.67 “Japan Region” means the country listed on Exhibit E as being within that Region.

1.2.68 “JDC” means the Joint Development Committee as that term is defined in Section 5.2.1(a).

1.2.69 “JDC Team Leader” is defined in Section 5.2.1(b).

1.2.70 “Joint Activities” means those Development activities pertaining to a Collaboration Product that are recommended by the JDC and approved by the JSC and that are part of an integrated development program whose primary goal is to obtain Regulatory Approval of such Collaboration Product in both the United States and one or more Major Countries, and such post-Regulatory Approval activities pertaining to such Collaboration Product as the Parties may agree.

1.2.71 “Joint Patent Rights” means the Patent Rights covering Joint Project Technology.

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1.2.72 “Joint Project Technology” means the Project Technology that is invented, discovered, developed, or otherwise generated by at least one (1) employee, consultant or agent of Bayer or its Affiliates and at least one (1) employee, consultant or agent of ZGEN or its Affiliates.

1.2.73 “JSC” means the Joint Steering Committee as that term is defined in Section 5.1.1(a).

1.2.74 “Know-How” means any proprietary inventions, discoveries, know-how, methods, processes, data, information, technology, research tools, reagents, compositions, formulas, trade secrets, test results and Materials (whether or not patentable or otherwise protected by trade secret laws).

1.2.75 “Knowledge” means (a) the [    *    ] knowledge of any individual within a group consisting of [    *    ] or above (the “ZGEN Management”) and (b) the knowledge that the ZGEN Management [    *    ] based on the [    *    ] knowledge of any ZGEN employee of [    *    ]; provided that in no event shall ZGEN be required to [    *    ]. In addition, a determination of the knowledge that the ZGEN Management [    *    ] and the information that [    *    ] shall take into consideration that [    *    ].

1.2.76 “Licensed Product” means a Presentation:

(a) the manufacture, use, sale, offer to sell or import of which (or of the Bulk Drug Substance incorporated therein) would infringe one or more Valid Claims under any Patent Rights in or to any ZGEN Technology in the absence of a license granted under this Agreement;

(b) the manufacture, use, sale, offer to sell or import of which (or of the Bulk Drug Substance incorporated therein) would infringe one or more Valid Claims under any Patent Rights in or to any Joint Project Technology in the absence of an ownership interest therein; or

(c) the research, development, formulation, composition or manufacture of which (or of the Bulk Drug Substance incorporated therein) was performed with the use of or incorporates any of the ZGEN Technology, Joint Project Technology or Bayer Project Technology.

1.2.77 “Licensing Party” is defined in Section 2.4(a).

1.2.78 “Losses” means liabilities, costs, fees, expenses and/or losses, including reasonable legal costs and expenses and attorneys’ fees for outside counsel.

1.2.79 “Major Country” means each of [    *    ].

1.2.80 “Manufacturing Agreements” means, collectively, the Bulk Drug Substance Supply Agreement and the Initial Licensed Product Manufacturing Agreement.

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1.2.81 “Materials” means biological materials and other materials (including Bulk Drug Substance), screens, assays, animal models and other research tools, cell lines, cells, nucleic acids, peptides, vectors, proteins, antibodies, receptors, reagents and the like.

1.2.82 “Milestone Payment” is defined in Section 10.2(c).

1.2.83 “Net Sales” means:

(a) the gross amount invoiced with respect to the sale or other disposition of Licensed Product in the Bayer Territory by Bayer or its Affiliates or Sublicensees to a non-Sublicensee Third Party (including a Distributor) after deducting returns and allowances (actually paid or allowed) including prompt payment and any other discounts (including deductions commonly referred to as “fee for service” if applicable), price reductions, including government reimbursement programs in the Bayer Territory similar to Medicare and Medicaid and similar types of rebates, chargebacks from wholesalers of Licensed Product (whether in cash or trade), and rebates, when included in gross sales, but not including taxes when assessed on income derived from such sales and bad debts; and

(b) all Allocated Net Sales of a Combination Product.

Amounts received by Bayer or its Affiliates for the sale of Licensed Product among Bayer or its Affiliates for resale or for transfer of Licensed Product to a Sublicensee for resale will not be included in the computation of Net Sales hereunder. Any Licensed Product sold or otherwise transferred in other than an arm’s-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market price in the country of sale or transfer.

1.2.84 “New Presentation” means a Presentation other than the Initial Licensed Products. Each New Presentation shall be described in Exhibit G in the same detail as that given for Initial Licensed Products in Exhibit G.

1.2.85 “Non-Licensing Party” is defined in Section 2.4(a).

1.2.86 “Opt-In” is defined in Section 4.3.

1.2.87 “Opt-In Notice” is defined in Section 4.3.

1.2.88 “Party” is defined in the introduction to this Agreement.

1.2.89 “Patent Contacts” means the patent practitioners appointed by each party in accordance with Section 11.2.

1.2.90 “Patent Prosecution” means all activities associated with the preparation, filing, prosecution, maintenance, and conduct of opposition, appeal, reexamination, reissue, revocation and interference of patent or patent applications or other administrative proceedings under or with respect to Patent Rights.

1.2.91 “Patent Prosecution Party” is defined in Section 11.3.4.

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1.2.92 “Patent Rights” means:

(a) a pending application for a patent, including any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof; or

(b) an issued, unexpired patent (with the term “patent” being deemed to encompass an inventor’s certificate) that has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, registration, confirmation, reissue, re-examination, renewal, supplemental protection certificate or any like filing thereof.

1.2.93 “[    *    ] Agreement” is defined in Section 15.4(a).

1.2.94 “Pharmacovigilance Agreement” is defined in Section 7.4(a).

1.2.95 “Phase 1 Clinical Trial(s)” means those clinical trials conducted in patients or normal volunteers and designed to determine the metabolism and pharmacologic actions of Licensed Product in humans, the side effects associated with Licensed Product, early evidence on effectiveness, structure-activity relationships, or mechanism of action in humans, and that satisfy the requirements of 21 C.F.R. 312.21(a) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the United States.

1.2.96 “Phase 2 Clinical Trial(s)” means those clinical trials that are designed to establish the safety and preliminary efficacy of Licensed Product for its intended use, and to define warnings, precautions, and adverse reactions that are associated with the drug in the dosage range to be prescribed and that satisfy the requirements of 21 C.F.R. 312.21(b) (or its successor regulation) or the equivalent thereof in any jurisdiction outside the United States.

1.2.97 “Phase 3 Clinical Trial(s)” means those clinical trial(s) that satisfy the provisions of 21 C.F.R. 312.21(c) and any successor regulation, or the equivalent thereof in any jurisdiction outside the United States, and are designed to gather additional evidence of safety and efficacy of Licensed Product to support Regulatory Approval and to evaluate the overall risks and benefits of a Licensed Product.

1.2.98 “Presentation” means a particular configuration and dosage, or a particular formulation, of a product in final dosage form that contains Bulk Drug Substance for use in the Field.

1.2.99 “Product Trademark” means any Trademarks that are (a) Controlled by either Party and (b) actually applied to or used, or agreed by the Parties to be used, with Licensed Product or any Promotional Materials.

1.2.100 “Project Technology” means:

(a) any Know-How that is invented, discovered, developed or otherwise generated (whether before or after an Election or Opt-In) by or on behalf of either Party (or their respective Affiliates) individually or both Parties (or their Affiliates) jointly in the course of researching, Developing or Commercializing any Initial Licensed Product or Collaboration Product, including a New Presentation that is or becomes a Collaboration Product as provided in Article 4; and

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(b) all Patent Rights and other intellectual property rights anywhere in the Territory covering any of the Know-How described in subparagraph (a) of this Section 1.2.100.

1.2.101 “Promotional Materials” means, with respect to a Licensed Product, all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including journal advertisements and sales visual aids, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party in connection with any promotion of such Licensed Product, except for:

(a) the Regulatory Authority-approved full prescribing information for a Licensed Product, including any required patient information; and

(b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for a Licensed Product.

1.2.102 “Recall” means an event, incident or circumstance that may result in the need for a “recall” or “market withdrawal” (as those terms are defined in United States regulations in 21 C.F.R. 7.3 or other similar national, state or local law or regulations) or field alert or field correction of Licensed Product or any lot thereof.

1.2.103 “Recombinant Thrombin “means (i) the protein identified in Exhibit L produced through a process claimed in any of the Patent Rights listed on Exhibit H and (ii) all species, fragments and modifications of such protein that are produced through a process claimed in any of the Patent Rights listed on Exhibit H.

1.2.104 “Region” means any one of the following three regions: (1) Asia/Pacific; (2) Japan; and (3) Canada/Latin America. The countries comprising such Regions are set forth in Exhibit E.

1.2.105 “Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-approvals, reimbursement approvals and price approvals), licenses, registrations or authorizations of any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA or equivalent foreign Regulatory Authorities, necessary for the marketing and sale of Licensed Product in a regulatory jurisdiction. Regulatory Approval does not include any site license for a Party’s manufacturing facility.

1.2.106 “Regulatory Authority” means the FDA or any foreign counterpart of the FDA.

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1.2.107 “Regulatory Filings” means collectively, Drug Approval Applications, INDs, establishment license applications (ELAs) and drug master files (DMFs), or any other similar filings (including any foreign equivalents and further including any related correspondence and discussions), and all data contained therein, as may be required by the FDA or equivalent foreign Regulatory Authorities for the Development or Commercialization of a Licensed Product.

1.2.108 “Regulatory Milestone Event” is defined in Section 10.2(a).

1.2.109 “Regulatory Milestone Payment” is defined in Section 10.2(a).

1.2.110 “Royalty” or “Royalties” means those amounts payable as royalties by Bayer to ZGEN pursuant to Section 10.3.

1.2.111 “Royalty Period” means with respect to each Licensed Product in each country in the Bayer Territory the period starting on the date of the First Commercial Sale in such country and ending on the later of:

(a) the [    *    ] ([    *    ]) year anniversary date of the First Commercial Sale of such Licensed Product in such country; and

(b) the later of: (i) the date on which the last to expire of any Valid Claim within the ZGEN Technology or Joint Project Technology that would be infringed by the use, sale, manufacture, offer to sell or import of such Licensed Product in such country in the absence of a license granted under this Agreement or an ownership interest therein; and (ii) the expiration of regulatory exclusivity for such Licensed Product in such country as described in Section 7.9.

1.2.112 “Safety Issues” is defined in Section 7.10(b).

1.2.113 “Sales Milestone Event” is defined in Section 10.2(b).

1.2.114 “Sales Milestone Payment” is defined in Section 10.2(b).

1.2.115 “Scientific Advice” means the procedures established by EMEA Regulation (EC) No 726/2004, or any subsequent regulations of the EMEA, providing a mechanism to obtain advice regarding development of new therapies.

1.2.116 “SEC” is defined in Section 14.4.

1.2.117 “Secondary Manufacturing” means (a) the process of producing Licensed Product for the Bayer Territory in finished form, including filling and freeze-drying of Bulk Drug Substance or (b) secondary packaging with ancillary supplies and labeling for sale to or use by an end user of Licensed Product in the Bayer Territory or (c) both.

1.2.118 “Senior Executives” means one or more executive officers of a Party or its Affiliates (other than members of the JSC, if any) who have direct reporting responsibility to, in the case of ZGEN, the CEO and, in the case of Bayer the Head of the responsible Business Unit within the Pharmaceutical Division of Bayer HealthCare LLC and who are appointed from time to time to conduct one or more of the dispute resolution processes described in Section 18.2.

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1.2.119 “SOP” means standard operating procedures.

1.2.120 “Sublicensee” means a Third Party to whom Bayer has granted a license or sublicense under Bayer’s rights pursuant to Article 2 to sell, offer for sale or import Licensed Product in one or more countries in the Bayer Territory. For the sake of clarity, “Sublicensee” shall not include a Distributor or any Third Party who receives an implied license to use Licensed Product arising by operation of law as a consequence of the purchase of Licensed Product.

1.2.121 “Target Labeling” is defined in Section 5.2.2(f).

1.2.122 “Term” means the term of this Agreement as set forth in Section 17.1(a).

1.2.123 “Termination Notice Period” is defined in Section 17.6.

1.2.124 “Territory” means, collectively, the Bayer Territory and the ZGEN Territory.

1.2.125 “Territory Specific Activities” means any Development activities that (a) are conducted or sponsored by a Party as part of a development program whose primary goal is to obtain Regulatory Approval of a Collaboration Product solely in such Party’s portion of the Territory and (b) are not part of the Joint Activities.

1.2.126 “Third Party” means any individual or entity other than ZGEN or Bayer or an Affiliate of either of them.

1.2.127 “Third Party Agreement” means any agreement entered into with a Third Party by either ZGEN, Bayer or their respective Affiliates, or any amendment thereto, whereby royalties, fees or other payments are to be made to the Third Party based on the exploitation of or right to use Know-How or intellectual property rights Controlled by the Third Party where such Know-How or intellectual property rights are used in the course of the Development or Commercialization of a Licensed Product.

1.2.128 “Third Party Payment” means all upfront payments, milestone payments, license fees, royalties or other payments, paid or payable to any Third Party under any Third Party Agreement.

1.2.129 “Trademark” means any and all service marks, logos or trademarks and trademark applications (whether or not registered) together with all good will associated therewith, and any renewals, extensions or modifications thereto either filed or used.

1.2.130 “Transfer Price” is defined in Section 9.4.

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1.2.131 “United States” means the United States of America, together with its territories and possessions.

1.2.132 “Valid Claim” means a claim (a) of an issued patent within the Patent Rights that has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the country of the patent, from which no appeal is taken or can be taken; or (b) of an application within the Patent Rights that has not been cancelled, withdrawn or abandoned, or pending for more than [    *    ] ([    *    ]) years.

1.2.133 “ZGEN” is defined in the introduction to this Agreement.

1.2.134 “ZGEN Enabling Technology” means, other than Project Technology, all of the following Controlled by ZGEN or its Affiliates:

(a) any Know-How that (i) as of the Effective Date or any time thereafter during the Term is necessary for the Development or Commercialization of any Initial Licensed Product, or (ii) at any time during the Term is actually used by or on behalf of ZGEN or its Affiliates in the Development or Commercialization of any Initial Licensed Product or Collaboration Product; and

(b) all Patent Rights and other intellectual property rights anywhere in the world covering any of the Know-How described in subparagraph (a) of this Section 1.2.134 including the Patent Rights described on Exhibit H;

provided, however, that any of the foregoing technology and rights described in subparagraph (a) and (b) Controlled by any person or entity that becomes an Affiliate of ZGEN as a result of a Change of Control shall not be ZGEN Enabling Technology unless (i) such technology or rights had been Controlled by ZGEN or its Affiliates that were Affiliates prior to the Change of Control, or (ii) with respect to any of the foregoing technology covered by Patent Rights, at least one named inventor was employed by ZGEN or one of its Affiliates that was an Affiliate prior to the Change of Control immediately prior to the public announcement of the transaction giving rise to such Change of Control.

1.2.135 “ZGEN Indemnitees” is defined in Section 16.2(a).

1.2.136 “ZGEN Project Technology” means Project Technology invented, discovered, developed or otherwise generated solely by employees, consultants or agents of ZGEN or its Affiliates that is Controlled by ZGEN or its Affiliates. ZGEN Project Technology shall not include ZGEN’s or its Affiliate’s interest in Joint Project Technology.

1.2.137 “ZGEN Technology” means the ZGEN Project Technology, the ZGEN Enabling Technology and ZGEN’s or its Affiliate’s interest in the Joint Project Technology.

1.2.138 “ZGEN Territory” means the United States and, if applicable, the countries within one or more Region(s) that are removed from the Bayer Territory in accordance with Section 6.1(c) as set forth in an amendment to this Agreement executed by the Parties pursuant to Section 6.1(c).

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ARTICLE TWO

Grant of Licenses and Other Rights

2.1	ZGEN Technology Licenses

Subject to the terms and conditions of this Agreement (including Section 2.6), ZGEN hereby grants to Bayer, and Bayer hereby accepts:

(a) an exclusive (even as to ZGEN and its Affiliates) license under the ZGEN Technology to sell, offer to sell, have sold and import for sale Licensed Product in the Field in the Bayer Territory until expiration of the Royalty Period;

(b) a co-exclusive license under the ZGEN Technology to conduct research and Develop Licensed Products in the Field in the Bayer Territory until expiration of the Royalty Period;

(c) a non-exclusive license under the ZGEN Technology to use Bulk Drug Substance in the manufacture of, and to make and have made, Licensed Product for which Bayer has responsibility for manufacture under this Agreement or the Manufacturing Agreements or any other manufacturing or supply agreement entered into by the Parties; and

(d) a non-exclusive license under the ZGEN Technology to (i) perform Bayer’s tasks under the Global Development Plan in the ZGEN Territory and (ii) use Licensed Product in the ZGEN Territory exclusively for non-commercial research related to potential New Presentations.

Bayer will have the right to grant sublicenses under the foregoing licenses only as set forth in Section 2.5.

2.2	Trademark License

(a) Subject to the terms and conditions of this Agreement, including Article 8, ZGEN hereby grants to Bayer an exclusive license under ZGEN’s entire right, title and interest in and to the Product Trademarks Controlled by ZGEN, to use and display such Product Trademarks solely in connection with the Commercialization of Licensed Product in the Field in the Bayer Territory until expiration of the Royalty Period. Bayer will have the right to grant sublicenses under the foregoing license only as set forth in Section 2.5.

(b) Subject to the terms and conditions of this Agreement, including Article 8, Bayer hereby grants to ZGEN an exclusive license under Bayer’s entire right, title and interest in and to the Product Trademarks Controlled by Bayer, to use and display such Product Trademarks solely in connection with the Commercialization of Licensed Product in the Field in the ZGEN Territory. ZGEN will have the right to grant sublicenses under the foregoing license only as set forth in Section 2.5.1(d).

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2.3	Bayer Technology License

Subject to the terms and conditions of this Agreement, Bayer hereby grants to ZGEN, and ZGEN hereby accepts:

(a) an exclusive, fully paid-up, royalty-free, sublicensable license under the Bayer Technology to make, have made, use, sell, offer to sell, have sold and import Bulk Drug Substance and/or Licensed Product in the Field in the ZGEN Territory;

(b) a co-exclusive, fully paid-up, royalty-free, sublicensable license under the Bayer Technology to conduct research and Develop Licensed Products in the Field in the ZGEN Territory; and

(c) a non-exclusive, fully paid-up, royalty-free, sublicensable license under the Bayer Technology to make, have made and import in the Field in the Bayer Territory Licensed Product for which ZGEN has responsibility for manufacture under this Agreement or the Manufacturing Agreements or any other manufacturing or supply agreement entered into by the Parties.

2.4	Third Party Agreements

(a) There shall be no license pursuant to Sections 2.1 and 2.3 of any Know-How or intellectual property rights acquired by a Party or its Affiliates (the “Licensing Party”) by in-license or otherwise from a Third Party after the Effective Date, and the other Party (the “Non-Licensing Party”) shall not be subject to any obligations, financial or otherwise, with respect to such license, unless and until the Non-Licensing Party agrees in writing to:

(i) receive the license, which shall be consistent with all terms and conditions of the relevant Third Party Agreement;

(ii) pay the Licensing Party an appropriate share of costs incurred by the Licensing Party up to and including the date on which the license becomes effective pursuant to this Section 2.4(a), including the initial acquisition costs; and

(iii) pay the Licensing Party any payments owed in the future to the Third Party resulting from the Non-Licensing Party’s use or exploitation of the Third Party’s Know-How or intellectual property rights (e.g., royalties and milestones).

(b) All Third Party Agreements entered into by ZGEN on or before the Effective Date are listed in Exhibit A hereto. Except as otherwise agreed by the Parties and set forth in Exhibit A, as the same may be amended from time to time, ZGEN shall be solely responsible for all costs and obligations arising under the Third Party Agreement set forth in Exhibit A and Bayer shall have no liability or obligations, financial or otherwise, under such Third Party Agreement.

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(c) Following the Effective Date, neither Party may enter a Third Party Agreement relating to any Initial Licensed Product or Collaboration Product that would result in the creation of a financial obligation on the other Party without prior review and approval by the other Party (such review and approval not to be unreasonably withheld or delayed). If a Party wishes to enter into a Third Party Agreement of the kind described in the previous sentence, it shall promptly notify the other Party of such wish and one Party shall be designated the lead Party to negotiate such Third Party Agreement as agreed upon at the time by both Parties; provided, however that unless otherwise agreed by the Parties, ZGEN shall be designated the lead Party to negotiate any Third Party Agreement pertaining to [    *    ]. For the sake of clarity, this Section 2.4(c) shall not apply to a Third Party Agreement relating to the development of a New Presentation prior to the time it becomes a Collaboration Product; provided that the Third Party Agreement is disclosed pursuant to Section 4.1 when the New Presentation is offered to the other Party.

(d) Bayer shall use commercially reasonable efforts to ensure that all Third Party Agreements into which it enters, including any that apply only in the Bayer Territory, may be assigned or sublicensed to ZGEN pursuant to Section 17.7(e).

2.5	Sublicensing and Delegation

2.5.1 Sublicensing

(a) Subject to Section 19.4 and Section 2.5.2, Bayer may sublicense its rights under this Article 2 to its Affiliates (for so long as they remain its Affiliates) without the consent of ZGEN and without providing ZGEN a copy of the agreement between Bayer and its Affiliates. Bayer may sublicense its rights under Section 2.1(c) to a Third Party manufacturer without the consent of ZGEN and without providing ZGEN a copy of the agreement between Bayer and such Third Party manufacturer; provided that Bayer shall provide to ZGEN the identity of the Third Party and the scope of rights granted together with a copy of the quality agreement entered into by Bayer and such Third Party manufacturer and shall give written notice to ZGEN promptly after sublicensing its rights under Section 2.1(c).

(b) Bayer will have the right to sublicense any of its rights under Section 2.1(a), (b) or (d) to Sublicensees only with the prior written consent of ZGEN, which consent shall not be unreasonably withheld, conditioned or delayed except as follows: [    *    ]. Any such sublicense will require the Sublicensee to comply in all material respects with the obligations of Bayer as contained herein (specifically including obligations under Articles 10, 12 and Section 19.11) and include an obligation of the Sublicensee to account for and report its sales of Licensed Product to Bayer on the same basis as if such sales were Net Sales by Bayer. Any sublicense shall terminate upon termination of this Agreement pursuant to Article 17. Bayer will forward to ZGEN a copy of each fully executed sublicense agreement with Sublicensees under this Section 2.5.1(b) or modification thereof within [    *    ] of the execution thereof. Bayer shall provide an English translation of any such sublicense agreement or modification thereof if written in a language other than English within the foregoing [    *    ] period.

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(c) Bayer will guarantee the full and complete performance of all of Bayer’s obligations and duties under this Agreement, whether the obligations and duties are performed by Bayer or by any of its Sublicensees. For the avoidance of doubt, Bayer will forward to ZGEN, and Bayer acknowledges that ZGEN will be entitled to receive, Royalties on Net Sales of Licensed Product sold by its Affiliates and Sublicensees hereunder and that Bayer will be responsible to ZGEN for paying Royalties due on Net Sales of Licensed Product sold by its Affiliates and Sublicensees.

(d) Except for a sublicense to an Affiliate or a Distributor, ZGEN shall have no right to sublicense the rights licensed pursuant to Section 2.2(b). Any sublicense by ZGEN of its rights under Sections 2.2(b) or 2.3 will require ZGEN’s sublicensee to comply in all material respects with the obligations of ZGEN as contained herein. ZGEN will guarantee the full and complete performance of all of ZGEN’s obligations and duties under this Agreement, whether the obligations and duties are performed by ZGEN or by any of its sublicensees.

2.5.2 Performance by Affiliates

Each of ZGEN and Bayer acknowledges that obligations under this Agreement may be performed by Affiliates of ZGEN and Bayer for so long as they remain Affiliates. Each of ZGEN and Bayer guarantees performance of this Agreement by its Affiliates, notwithstanding any delegation to Affiliates. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that the Affiliates may not make decisions inconsistent with this Agreement, or amend the terms of this Agreement or act contrary to its terms in any way. In case any Affiliate of a Party materially breaches this Agreement, the non-breaching Party will promptly notify the other Party of the breach, including a description of the breach and the identity of the Affiliate, and thereafter the non-breaching Party will have the rights under Section 17.3 directly against the other Party.

2.6	Retained Rights

With respect to the licenses granted under this Article 2, ZGEN reserves for itself and its Affiliates:

(a) the exclusive right to make and have made Bulk Drug Substance under ZGEN Technology in the Bayer Territory for the purpose of supplying:

(i) the requirements for Licensed Product of ZGEN and any ZGEN licensee for use in the ZGEN Territory; and

(ii) Bayer’s requirements for Licensed Product pursuant to this Agreement;

(b) a co-exclusive (with Bayer and its Affiliates), sublicensable right to conduct research and Develop Licensed Products in the Field in the Bayer Territory;

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(c) a co-exclusive (with Bayer and its Affiliates), sublicensable right to use Licensed Product in the Bayer Territory exclusively for non-commercial research related to potential New Presentations;

(d) a non-exclusive, sublicensable right to make and have made Licensed Product under ZGEN Technology in the Bayer Territory for use by or on behalf of ZGEN in the ZGEN Territory; and

(e) a co-exclusive (with Bayer and its Affiliates), sublicensable right to perform ZGEN’s tasks under the Global Development Plan in the Bayer Territory.

2.7	No Implied License

ZGEN retains all rights in ZGEN Technology and Bayer retains all rights in Bayer Technology not expressly licensed hereunder, including the right to make, have made, use, sell, lease, offer to sell, have sold, import, export or otherwise exploit products other than Licensed Product (including any product outside the Field), for any purpose in any field anywhere in the Territory. Except as expressly provided in this Article 2 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patent Rights, Know-How or intellectual property rights either expressly or by implication, estoppel or otherwise.

ARTICLE THREE

Initial Coordination of the Relationship

3.1	Acknowledgement regarding Limited Management Architecture

(a) The Parties acknowledge that given the development and regulatory status of the Initial Licensed Products, their Development and Commercialization will require limited collaborative effort and, consequently, limited need for management architecture; provided that the Parties shall (i) transfer certain technology pursuant to Sections 3.4 and 3.5 and (ii) explore the pursuit of a Global Brand pursuant to Section 3.6.

(b) Until the Parties designate a New Presentation as a Collaboration Product pursuant to Article 4, the Parties will establish such procedures (e.g., regular meetings) as they deem appropriate to coordinate the Development and Commercialization of the Initial Licensed Products; provided, however, that each Party shall designate a single contact within such Party’s organization (the “Alliance Manager”) who shall act as liaison and serve as the principal point of communication with the other Party with respect to the Parties’ activities under this Agreement pertaining to the Development and Commercialization of the Initial Licensed Products. Each Party may replace the Alliance Manager upon [ * ] prior written notice to the other Party and the Alliance Manager may appoint a project manager to form and lead a technology transfer team or any other group necessary or desirable to facilitate the Parties’ activities under this Agreement pertaining to the Development and Commercialization of the Initial Licensed Products, including the transfer of technology pursuant to Sections 3.4 and 3.5. Following the designation of the first New Presentation as a Collaboration Product and the formation of the JSC, the Parties may delegate to the JSC such aspects of the management of the Initial Licensed Products as they deem appropriate.

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3.2	[ * ] Clinical Trial

Notwithstanding any other provision in this Agreement to the contrary, unless the Parties agree otherwise, Bayer shall not conduct a [    *    ] Clinical Trial with respect to the Initial Licensed Products. If the Parties cannot agree relating to such a proposed [    *    ] Clinical Trial, such matter shall be resolved in accordance with Sections 18.2 and 18.3.

3.3	Decision Making Authority

(a) Subject to Section 3.3(c), Bayer shall have sole responsibility for, and the rights to make decisions relating to, any matter that relates to:

(i) its Development of a Licensed Product in the Bayer Territory (except with respect to a [    *    ] Clinical Trial, as to which Section 3.2 shall apply); and

(ii) Commercialization of Licensed Product in the Bayer Territory (except with respect to any issue pertaining to a Global Brand, as to which Section 3.6(c) shall apply).

(b) Subject to Section 3.3(c), ZGEN shall have sole responsibility for, and the rights to make decisions relating to, any matter that relates to:

(i) the manufacture of Bulk Drug Substance (subject to change management provisions set forth in the Manufacturing Agreement or any other manufacturing and supply agreement entered into by the Parties);

(ii) its Development of a Licensed Product in the ZGEN Territory; and

(iii) Commercialization of Licensed Product in the ZGEN Territory (except with respect to any issue pertaining to a Global Brand, as to which Section 3.6(c) shall apply).

(c) If either Party (the “First Party”) reasonably believes that the final decision of the Party with responsibility and decision-making authority for a matter would [    *    ] on the First Party’s [    *    ] of a Licensed Product or otherwise [    *    ] of a Licensed Product’s [    *    ] in the First Party’s portion of the Territory, then the First Party shall have the right to refer such matter for resolution in accordance with Article 18. Until a dispute is resolved in accordance with Article 18, the Parties shall refrain from taking action on the matter; provided, however, that if the disputed matter pertains to any activity, including any Clinical Trial (other than a [    *    ] Clinical Trial), that is required by applicable law, rule or regulation or by a Regulatory Authority, the affected Party shall be entitled to conduct such activity as so required.

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3.4	Transfer of ZGEN Technology

Promptly following the Effective Date, ZGEN shall provide to Bayer, at ZGEN’s expense, the eCTD for the Initial Licensed Product described in paragraph 1(a) of Exhibit G. In addition, through the Parties’ Alliance Managers or their project managers or other designees, ZGEN will, for a period of [    *    ] following the Effective Date, provide such further assistance to Bayer, including transfer of ZGEN Enabling Technology and other data or results relating to the Initial Licensed Products, in support of Bayer’s Regulatory Filings and communications with Regulatory Authorities in the Bayer Territory relating to the Initial Licensed Products as Bayer may reasonably request, including, if applicable, in seeking to obtain Scientific Advice. At Bayer’s request, ZGEN will provide a budget and timeline for providing such further assistance to Bayer.

3.5	Secondary Manufacturing Process Transfer

The Parties agree that product supply is of critical importance to the successful Commercialization in the Bayer Territory and that the transfer of Secondary Manufacturing responsibilities to Bayer is potentially beneficial. Consequently, the Parties will facilitate through the Alliance Managers or their project managers or other designees the transfer to Bayer or its Sublicensee of Secondary Manufacturing responsibility for the Initial Licensed Products for sale in the Bayer Territory. Each Party will use commercially reasonable efforts to transfer to Bayer or its Sublicensee within the applicable time period set forth in Section 9.3 (i.e., no longer than [    *    ] from the Effective Date) Secondary Manufacturing responsibility for the Initial Licensed Products for sale in the Bayer Territory.

3.6	Commercialization Advisory Committee; Global Brand

(a) The Parties may mutually agree that a single brand should be used for Commercialization of one or more Initial Licensed Products and/or Collaboration Products throughout the United States and Major Countries (“Global Brand”).

(b) If the Parties agree to use a Global Brand or if the Parties wish to establish a committee to prepare guidelines for Promotional Materials or to otherwise communicate on matters pertaining to Commercialization of Initial Licensed Products and/or Collaboration Products throughout the Territory, the Parties may establish a Commercialization Advisory Committee (the “CAC”). The CAC shall be comprised of at least one (1) member and up to three (3) members representing each Party. Each Party shall designate one of its representatives on the CAC as its initial project leader to coordinate communication regarding Commercialization of the Initial Licensed Products and/or Collaboration Products (each a “CAC Team Leader”). The CAC may adopt procedural rules comparable to those for the JSC or establish its own procedural rules for its operation, including frequency of meetings, and for determining when to disband the CAC.

(c) If the Parties cannot reach consensus on whether to use a Global Brand or on the associated process, architecture or development of a Global Brand, each Party will use a separate brand for the Commercialization of Collaboration Products in such Party’s portion of the Territory.

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3.7	Funding Regarding Initial Licensed Products

(a) Bayer shall be responsible for one hundred percent (100%) of all costs attributable to:

(i) obtaining Regulatory Approval of each Initial Licensed Product in the Bayer Territory, including any costs incurred by ZGEN after the Effective Date in providing support to Bayer at Bayer’s request; and

(ii) subject to Section 3.7(c), transferring manufacturing responsibility under Section 3.5, including any costs incurred by ZGEN after the Effective Date in providing support to Bayer at Bayer’s request.

For the purpose of reimbursement, ZGEN’s costs shall be calculated on the same basis as Development Expenses. At Bayer’s request, ZGEN will provide a budget and timeline for providing the foregoing support to Bayer.

(b) ZGEN shall be responsible for one hundred percent (100%) of all costs attributable to obtaining Regulatory Approval in the ZGEN Territory of the Initial Licensed Products.

(c) Notwithstanding the foregoing, expenses incurred by ZGEN after the Effective Date in [    *    ] the [    *    ] for the Initial Licensed Products will be funded [    *    ] of such expenses. In addition, the Parties agree to [    *    ] the expenses incurred by ZGEN after the Effective Date in [    *    ] described in Section 1.2.117(a) for the Initial Licensed Products to the extent that such [    *    ] relates to the [    *    ] by which Bayer will be supplied Initial Licensed Products. The Parties will agree upon a work plan and budget relating to the [    *    ] activities within [    *    ] after the [    *    ] Agreement [    *    ] contained therein. A draft work plan and budget is set forth on Exhibit M.

ARTICLE FOUR

Designation of Collaboration Products

4.1	New Presentations

(a) During the Term, each Party (the “Developing Party”) shall notify the other Party of each New Presentation for which it Controls the rights necessary for Commercialization in the other Party’s portion of the Territory and shall provide such factual information relating to the New Presentation as is likely to be material to the other Party’s decision whether to Develop and Commercialize the New Presentation in accordance with this Agreement, including, at least, the items listed on Exhibit K. Each New Presentation notice shall describe the New Presentation with a level of detail that is comparable to the level of detail set forth in Exhibit G with respect to the Initial Licensed Products. In addition to the information set forth in Exhibit K, if the

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Developing Party considers the New Presentation to be a Combination Product, the Developing Party will inform the other Party of the applicable allocation formula set forth in Exhibit C proposed to be applied in calculating the Net Sales of such New Presentation and the invoice price(s), if known, or the [    *    ], proposed to be applied in performing such calculation. If the Developing Party proposes to apply [    *    ], rather than invoice prices, in the calculation of Net Sales pursuant to Exhibit C for such New Presentation and if the other Party disagrees with the [    *    ] proposed by the Developing Party, the matter shall be resolved [    *    ]. If the Developing Party, in providing information pertaining to a New Presentation, does or does not characterize the New Presentation as a Combination Product and if the other Party disagrees, such matter (in addition to a determination of [    *    ], if applicable) shall be resolved [    *    ]. The determination [    *    ] and shall apply whether such New Presentation becomes a Collaboration Product or a Declined Product; provided that if the allocation of Net Sales of a Combination Product is based on [    *    ] and invoice prices become available, the invoice prices shall be used to allocate Net Sales in accordance with Exhibit C starting with the next calendar quarter.

(b) The Developing Party may notify the other Party of a New Presentation under subparagraph (a) of this Section 4.1 at any time; provided that it does so no later than [    *    ] before [    *    ] for the New Presentation in the [    *    ]. Within [    *    ] after receipt of the Developing Party’s notice or, if later, final determination of status as a [    *    ] and, if applicable, [    *    ] pursuant to [    *    ], the other Party may elect to Develop and Commercialize the New Presentation pursuant to this Agreement by providing the Developing Party with a written notice and paying fifty percent (50%) of the costs described in paragraph (c) of Exhibit K (an “Election”). A New Presentation for which a Party makes an Election shall be deemed a Collaboration Product. Following the designation of the first Collaboration Product under this Section 4.1, the Parties shall form a JSC pursuant to Section 5.1. If appropriate, the non-Developing Party’s Election shall include an agreement regarding one or more Third Party Agreements as contemplated by Section 2.4(a). For the sake of clarity, all of a Party’s Project Technology related to a New Presentation that becomes a Collaboration Product as provided herein and that was invented, discovered, developed or otherwise generated prior to the Election is included as part of the Developing Party’s Project Technology for purposes of this Agreement effective on the date on which the non-Developing Party makes an Election with respect to such New Presentation.

(c) If a Developing Party does not Control the rights necessary for Commercialization of a New Presentation in the other Party’s portion of the Territory, it shall, [    *    ] for the New Presentation in the [    *    ], notify the other Party of the New Presentation and provide a description of the New Presentation in a level of detail that is comparable to the level of detail set forth in Exhibit G with respect to the Initial Licensed Products, including the first three items listed in paragraph (a) on Exhibit K; provided that, if Bayer is the Developing Party, the Parties shall agree whether or not the New Presentation is a Combination Product and, if it is a Combination Product, the applicable allocation formula, including, if required, the fair market value of the components in accordance with the procedure set forth in Section 4.1(a).

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4.2	Declined Products

(a) If the non-Developing Party (the “Declining Party”) does not make an Election within the time allowed, the relevant New Presentation shall be a Declined Product. A Declined Product with respect to which a Party is the Developing Party is a Licensed Product of such Developing Party for purposes of this Agreement, including for purposes of the licenses set forth in Article 2. Sales by Bayer in the Bayer Territory of a Declined Product with respect to which Bayer is the Developing Party shall be subject to Royalties and Milestone Payments. Unless the Declining Party elects to Opt-In in accordance with Section 4.3, the Declining Party shall have no right to Know-How and intellectual property rights of the Developing Party relating to the Declined Product anywhere in the Territory. For the sake of clarity, a Developing Party shall have no right to sell or offer to sell a Declined Product in the Declining Party’s portion of the Territory.

(b) Subject to Section 4.3, the Developing Party shall be solely responsible for all costs and expenses incurred in connection with the Development and Commercialization of a Declined Product (the “Declined Product Activities”), and the Declining Party shall have no financial obligation to support or otherwise fund, and no obligation, responsibility or authority regarding, any efforts in respect of such Declined Product Activities.

(c) The Developing Party shall submit to the Declining Party a written report in June and December of each year during the Term that covers the then current Development status, the results achieved, the problems being encountered, costs incurred and other pertinent material information relating to the Development of each Declined Product being Developed by the Developing Party, including the [    *    ] for the Declined Product in the [    *    ]. In addition, the Developing Party shall notify the Declining Party upon the Developing Party’s [    *    ] for a Declined Product in the [    *    ].

4.3	Opt-In Rights

The Declining Party shall have the right to opt-in with respect to any Declined Product Activities (“Opt-In”) as described in this Section 4.3, and thereafter shall have the right to Develop and Commercialize such Declined Product in accordance with this Agreement. To preserve its rights to Opt-In, the Declining Party must, no later than [    *    ] after receiving notice from the Developing Party of the Developing Party’s [    *    ] for the Declined Product in the [    *    ], submit a written request to the Developing Party for additional information relating to the Declined Product. Within [    *    ] after receipt of such written request from the Declining Party, the Developing Party shall provide to the Declining Party a written statement of Development Expenses incurred by the Developing Party in connection with such Declined Product Activities to date. Within [    *    ] after receipt of such statement (subject to, following an Opt-In, the Declining Party’s audit rights in accordance with Section 12.2), the Declining Party shall have the right to Opt-In by providing written notice thereof to the Developing Party together with a payment equal to fifty percent (50%) of the total amount of the Developing Party’s Development Expenses incurred in connection with such Declined Product Activities to date (including the costs described in paragraph (c) of Exhibit K), as though such costs and expenses were Development Expenses shared in accordance with Section 6.5, plus a risk

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premium equal to [    *    ] percent ([    *    ]%) of the Declining Party’s share of such Development Expenses (an “Opt-In Notice”). From and after the Developing Party’s receipt of such payment for the Declining Party’s share of such Development Expenses, such Declined Product shall be deemed a Collaboration Product, the Declined Product Activities shall cease to be Declined Product Activities and shall be deemed Joint Activities, and the Parties shall share all such Development Expenses in accordance with Section 6.5. For the sake of clarity, all of a Party’s Project Technology related to a Declined Product that becomes a Collaboration Product as provided herein and that was invented, discovered, developed or otherwise generated prior to the Opt-In Notice is included as part of that Party’s Project Technology for purposes of this Agreement effective on the date on which the other Party gives its Opt-In Notice with respect to such Declined Product.

4.4	Tracking Collaboration Products and Declined Products

The Parties shall, from time to time, revise Exhibit G to accurately list the Collaboration Products, Declined Products and, after notice pursuant to Section 4.1(c), New Presentations for which the Developing Party does not Control the rights necessary for Commercialization in the other Party’s portion of the Territory. Each Collaboration Product, Declined Product and New Presentation listed on Exhibit G shall be described with a level of detail that is comparable to the level of detail set forth in Exhibit G with respect to the Initial Licensed Products.

ARTICLE FIVE

Management Following Addition of Collaboration Products

5.1	Joint Steering Committee

5.1.1 Formation

(a) Within [    *    ] following the first Election or Opt-In Notice, as the case may be, the Parties will establish a Joint Steering Committee (the “JSC”), with such subcommittees as the JSC may establish from time to time as it deems appropriate, to oversee and coordinate the worldwide Development of Collaboration Products and such responsibilities relating to the Initial Licensed Products as the Parties may delegate, if any.

(b) The JSC may at any time agree to reduce the frequency of meetings of the JSC and/or any of the subcommittees. In addition, the JSC may elect to disband itself and its subcommittees at any time that the JSC determines that the Parties are not engaged in Joint Activities. Neither Party shall have a deciding vote with respect to a decision to disband the JSC or its subcommittees and if the JSC cannot reach consensus on whether to disband a committee, such committee shall not be disbanded at such time and the matter shall be resolved in accordance with Section 5.1.5.

(c) The JSC shall operate by consensus. The representatives from each Party on the JSC shall have collectively one (1) vote on behalf of that Party. If the JSC cannot reach consensus on a matter, such matter may, subject to Section 5.1.5, be settled by casting deciding votes as set forth in Section 5.1.1(d). Notwithstanding the foregoing, neither Party shall have the

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deciding vote regarding the designation of any Development activities as Joint Activities or the budget for Development Expenses associated with Joint Activities and, if the JSC cannot reach consensus on such matters, such matters shall be resolved in accordance with Section 5.1.5.

(d) If the Parties cannot reach consensus on a matter, such matter may, subject to Section 5.1.5, be settled by casting the following deciding votes:

(i) Bayer shall have the deciding vote with respect to any matter that relates entirely or substantially to any Territory Specific Activities in the Bayer Territory, including the inclusion of Territory Specific Activities in the Global Development Plan and the design, approval or performance of a Clinical Trial required to support Regulatory Approval solely in the Bayer Territory; and

(ii) ZGEN shall have the deciding vote with respect to any matter that relates entirely or substantially to any Territory Specific Activities in the ZGEN Territory, including the inclusion of Territory Specific Activities in the Global Development Plan and the design, approval or performance of a Clinical Trial required to support Regulatory Approval solely in the ZGEN Territory.

5.1.2 Membership of JSC

The JSC will be comprised of at least three (3) members representing each Party, all of whom shall have appropriate expertise and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. Either Party, in its sole discretion, may substitute members of the JSC from time to time upon written notice to the other Party; provided, however that, without limiting the generality of the foregoing, a key objective with respect to membership in the JSC shall be preserving continuity. The JSC shall be chaired at each meeting by a representative of the Party hosting that meeting, as described in Section 5.1.4. The Parties’ respective JDC Team Leaders may, at the discretion of the JSC, take part in all meetings of the JSC.

5.1.3 Responsibilities of JSC

The JSC shall have responsibility for overseeing the global Development of Collaboration Products, including specifically:

(a) coordinating a global strategy for the Development of Collaboration Products, and overseeing the implementation of such strategy worldwide;

(b) reviewing the Global Development Plan prepared by the JDC and approving the Joint Activities (with amendment as appropriate) together with the annual budget for Development Expenses associated with the Joint Activities as set forth in the Global Development Plan;

(c) coordinating the exchange of Bayer Technology and ZGEN Technology relating to Collaboration Products pursuant to this Agreement;

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(d) assigning manufacturing responsibility to a Party with respect to any Collaboration Product;

(e) subject to Section 13.1, approving a strategy with respect to publishing and presenting the results of all Clinical Trials;

(f) reviewing and approving Target Labeling proposed by the JDC;

(g) resolving disputes of the JDC and any other subcommittees established by the JSC; and

(h) performing such other functions as are set forth herein or as the Parties may mutually agree upon in writing, including functions relating to the Initial Licensed Products.

5.1.4 Administration of JSC

(a) The JSC will establish its own procedural rules for its operation, consistent with the terms of this Article 5. The chairperson of the JSC will be responsible for calling regular meetings of the JSC and for leading the meetings. The chairperson of each JSC meeting will alternate between the Parties. Regular meetings of the JSC will be held either by phone, videoconference or in person at least once per calendar quarter, unless the JSC chooses to reduce the frequency of such meetings as provided in Section 5.1.1(b). The JSC also shall meet as necessary, either by phone or in person, to timely address all matters it is called upon to resolve by the JDC. A JSC member of the Party hosting the JSC meeting will serve as secretary of that meeting. Promptly following each meeting, the secretary of the meeting will prepare and distribute to all members of the JSC the written minutes of the meeting. The minutes will provide a reasonably detailed description of the meeting discussions and a list of any actions, decisions or determinations approved by the JSC. The minutes of each JSC meeting will be approved or disapproved by each Party (on behalf of such Party’s JSC members) promptly following receipt, and revised as necessary, for approval at the next meeting. Final minutes of each meeting will be distributed to the members of the JSC and the Parties’ respective JDC Team Leaders by the chairperson prior to commencement of the next meeting. Each Party shall bear its own costs associated with its participation on the JSC, including all travel and living expenses.

(b) If a Party’s representative is unable to attend a meeting, that Party may designate an alternate representative with decision-making authority for that Party to attend the meeting. Any decision made by that attendee will be considered to be a decision made by the absent representative. In addition, each Party may, at its discretion (and with the consent of the other Party), invite additional employees, consultants or scientific advisors to attend any JSC meeting, provided that any individual so invited will not have any voting power at such JSC meeting and is subject to obligations of confidentiality comparable to Article 14. A quorum for each JSC meeting will consist of at least two (2) members from each Party.

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5.1.5 Recourse to Dispute Resolution Procedure

If:

(a) the JSC are unable to reach consensus on any matter and one Party is not expressly authorized to cast the deciding vote over the matter as set forth in this Agreement; or

(b) either Party (the “First Party”) reasonably believes that the final decision of the Party authorized to cast the deciding vote on a matter would [    *    ] on the First Party’s [    *    ] of an Initial Licensed Product or a Collaboration Product or otherwise [    *    ] of an Initial Licensed Product’s or a Collaboration Product’s [    *    ] in the First Party’s portion of the Territory,

then the First Party shall have the right to refer such matter for resolution in accordance with Article 18. Until a dispute is resolved in accordance with Article 18, the Parties shall refrain from taking action on the matter; provided, however, that if the disputed matter pertains to any activity, including any Clinical Trial (other than a [    *    ] Clinical Trial), that is required by applicable law, rule or regulation or by a Regulatory Authority, the affected Party shall be entitled to conduct such activity as so required.

5.2	Joint Development Committee

5.2.1 Formation

(a) Within [    *    ] following the first Election or Opt-In Notice, as the case may be, the Parties will establish a Joint Development Committee (the “JDC”) as the standing subcommittee of the JSC for Development. The JDC shall be comprised of at least three (3) members representing each Party, all of whom shall have appropriate expertise and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC. The JDC will follow the organizational and meeting procedures set forth in Section 5.2.3.

(b) Each Party shall designate one of its representatives on the JDC as its initial project leader to coordinate Development of each Collaboration Product (each a “JDC Team Leader”) and shall promptly thereafter notify the other Party of such appointment. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each Party shall promptly notify the other Party of any substitution of another person as its JDC Team Leader.

(c) The JDC Team Leaders shall coordinate the Parties’ respective Development activities. Each Party’s JDC Team Leader will be reasonably available to answer questions from the other Party’s JDC Team Leader.

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5.2.2 JDC Responsibilities

The JDC will be responsible for developing a plan for the overall worldwide Development of each Collaboration Product, including specifically:

(a) Preparing and submitting to the JSC for review, and, in the discretion of the JSC, approval of, on at least an annual basis, the Global Development Plan, including any changes to the Global Development Plan that the JDC considers appropriate in response to interactions with Regulatory Authorities, to manage clinical drug supply of Collaboration Product or for any other reason. In proposing Development activities for inclusion in the Global Development Plan, the JDC shall designate them as either Joint Activities or Territory Specific Activities.

(b) Preparing and submitting to the JSC for approval on at least an annual basis, as part of the Global Development Plan, a detailed annual budget and a [ * ] projection for Development Expenses associated with the Joint Activities (but not Territory Specific Activities) for each Collaboration Product beginning with the calendar year in which the applicable Election is made or Opt-In Notice is given, as the case may be; provided, however, that such responsibility may be delegated to the Parties’ controllers or other individuals within the Parties’ finance groups or to a joint finance committee if established as a subcommittee of the JSC.

(c) Establishing and recommending to the JSC forecasts for non-clinical and clinical supply of Collaboration Product; provided, however, that such responsibility may be delegated to a joint supply or manufacturing committee if established as a subcommittee of the JSC.

(d) Facilitating the exchange of Bayer Enabling Technology, ZGEN Enabling Technology, Project Technology and all other data or results relating to Collaboration Products pursuant to this Agreement.

(e) Subject to Section 13.1, developing and recommending to the JSC a strategy with respect to publishing and presenting the results of all Clinical Trials.

(f) Developing and recommending to the JSC proposed labeling for each Collaboration Product (“Target Labeling”) that each Party would seek to use with each such Collaboration Product in such Party’s portion of the Territory.

(g) Performing such other functions as appropriate to further Development of each Collaboration Product in the Territory according to the applicable Global Development Plan or as assigned by the JSC.

5.2.3 Decision Making; Administrative Matters

(a) The JDC will operate by consensus. The representatives from each Party will have collectively one (1) vote on behalf of that Party. If the members of the JDC cannot reach consensus on a matter, the matter will be referred to the JSC for resolution and a special meeting of the JSC may be called for such purpose.

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(b) The JDC will establish its own procedural rules for its operation, consistent with the terms of this Article 5. The chairperson of each meeting of the JDC will alternate between the Parties. The chairperson will be responsible for calling regular meetings of the JDC and for leading the meetings. Regular meetings of the JDC will be held either by phone, videoconference or in person at least once per calendar quarter, unless the JSC chooses to reduce the frequency of such meetings as provided in Section 5.1.1(b). A JDC member of the Party hosting the JDC meeting will serve as secretary of that meeting. Promptly following each meeting, the secretary of the meeting will prepare and distribute to all members of the JDC the written minutes of the meeting. The minutes will provide a reasonably detailed description of the meeting discussions and a list of any actions, decisions or determinations approved by the JDC. The minutes of each JDC meeting will be approved or disapproved by each Party (on behalf of such Party’s JDC members) promptly following receipt, and revised as necessary, for approval at the next meeting. Final minutes of each meeting will be distributed to the members of the JDC and JSC by the chairperson prior to commencement of the next meeting. Each Party shall bear its own costs associated with its participation on the JDC, including all travel and living expenses.

(c) If a Party’s representative is unable to attend a meeting, that Party may designate an alternate representative with decision-making authority for that Party to attend the meeting. Any decision made by that attendee will be considered to be a decision made by the absent representative. In addition, each Party may, at its discretion (and with the consent of the other Party), invite additional employees, consultants or scientific advisors to attend any JDC meeting, provided that any individual so invited will not have any voting power at such JDC meeting and is subject to obligations of confidentiality comparable to Article 14. A quorum for each JDC meeting will consist of at least two (2) members from each Party.

ARTICLE SIX

Development

6.1	Diligence and Reports; Removal of Region(s) from Bayer Territory

(a) Following the Effective Date, Bayer will use Commercially Reasonable Efforts to file a Drug Approval Application in Europe for one or more of the Initial Licensed Products within [    *    ] after the Effective Date; provided, however, that Bayer shall not be in breach of this Agreement, and ZGEN shall have no right to terminate this Agreement if, despite Bayer’s Commercially Reasonable Efforts, Bayer fails to file a Drug Approval Application within such [    *    ] period. Notwithstanding the foregoing, if Bayer fails to file a Drug Approval Application in Europe for an Initial Licensed Product within such [    *    ] period, then Bayer will provide to ZGEN, as soon as practicable after ZGEN’s request, a written report setting forth in reasonable detail the activities undertaken, results achieved and problems experienced by Bayer and such other matters that demonstrate the Commercially Reasonable Efforts applied by Bayer in connection with its effort to file a Drug Approval Application in Europe for an Initial Licensed Product. Bayer shall make qualified personnel available to answer questions relating to the report and will provide such additional supporting documentation as ZGEN may reasonably request.

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(b) Following the Effective Date, each Party will use Commercially Reasonable Efforts to undertake the tasks and responsibilities pertaining to Development of Collaboration Products as allocated to it pursuant to the Global Development Plan (if any). In addition, Bayer will use Commercially Reasonable Efforts to Develop the Initial Licensed Products in one or more country(ies) in Europe and each Region. With respect to Bayer’s Development of the Initial Licensed Products, Bayer shall prepare and provide to ZGEN one or more written plans setting forth Bayer’s proposed Development activities in Europe and each Region. Bayer will use Commercially Reasonable Efforts to undertake the tasks and responsibilities set forth in such plans.

(c) Notwithstanding anything to the contrary, Bayer will use Commercially Reasonable Efforts to file a Drug Approval Application for an Initial Licensed Product in at least one country in each of the Asia/Pacific Region and the Canada/Latin America Region within [    *    ] after receipt of the first Regulatory Approval for an Initial Licensed Product in [    *    ]. If Bayer fails to file a Drug Approval Application for an Initial Licensed Product in a country in either or both of the Asia/Pacific Region and/or the Canada/Latin America Region within such [    *    ] period, ZGEN may provide written notice to Bayer that ZGEN desires to remove from the Bayer Territory and add to the ZGEN Territory that Region or those Regions in which Bayer has not yet filed such a Drug Approval Application. If ZGEN provides such notice, the following shall apply:

(i) Within [    *    ] after receiving such notice from ZGEN, Bayer shall notify ZGEN whether Bayer agrees to remove such Region(s) from the Bayer Territory or whether Bayer intends to pursue Development of an Initial Licensed Product in one or more country(ies) in such Region(s). If, within the foregoing [    *    ] period, Bayer fails to respond to ZGEN’s notice or gives notice to ZGEN that Bayer agrees to remove any Region(s) from the Bayer Territory, then at the expiration of such [    *    ] period, such Region(s) shall be removed from the Bayer Territory and added to the ZGEN Territory and the Parties shall execute an amendment to this Agreement revising the definitions of the Bayer Territory and ZGEN Territory.

(ii) If, within the foregoing [    *    ] period, Bayer gives ZGEN notice that Bayer intends to pursue Development of an Initial Licensed Product in one or more country(ies) in such Region(s), then at the time it gives such notice Bayer shall provide ZGEN with an explanation as to why Bayer has not yet filed a Drug Approval Application in such Region(s) and a description of the Commercially Reasonable Efforts applied by Bayer prior to such date with respect to Bayer’s efforts to file a Drug Approval Application for an Initial Licensed Product in one or more countries in such Region(s). Bayer shall at the same time provide ZGEN with a prospective plan for Bayer’s Development of an Initial Licensed Product in such Region(s), including a timeline within which Bayer proposes to file a Drug Approval Application for such Initial Licensed Product in one or more countries in such Region(s).

(iii) ZGEN shall approve or disapprove such prospective Development plan (such approval not be unreasonably withheld) or, notwithstanding the description and

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explanation provided by Bayer, assert that Commercially Reasonable Efforts were not applied, within [    *    ] of ZGEN’s receipt of such description, explanation and plan; provided that failure by ZGEN to respond during the foregoing [    *    ] period shall be deemed to be approval or waiver. If, within such [    *    ] period, ZGEN disapproves the prospective Development plan or asserts that Commercially Reasonable Efforts were not applied, ZGEN shall provide an explanation to Bayer of the reasons for ZGEN’s disapproval of Bayer’s Development plan (together with comments and suggestions for modifications) or the reasons for ZGEN’s assertion. If Bayer disagrees, such dispute shall be resolved as an Expert Matter in accordance with Article 18. The decision of the Expert shall be final and conclusive. If the Expert determines that Bayer did not use Commercially Reasonable Efforts, the Region(s) at issue shall be removed from the Bayer Territory and the Parties shall execute an amendment to this Agreement revising the definitions of the Bayer Territory and ZGEN Territory. If the Expert resolves the Parties’ dispute by selecting one Party’s Development plan and thereafter Bayer uses Commercially Reasonable Efforts to undertake the tasks and responsibilities set forth in the plan selected by the Expert, the Region(s) at issue shall not be removed from and shall remain part of the Bayer Territory.

(iv) The Parties acknowledge and agree that the [    *    ] filing period referred to above pertains only to Bayer’s Commercially Reasonable Efforts to file a Drug Approval Application for an Initial Licensed Product in at least one country in each of the Canada/Latin America Region and the Asia/Pacific Region. With respect to the Japan Region, Bayer shall use Commercially Reasonable Efforts to file a Drug Approval Application for a Licensed Product in Japan within [    *    ] after receipt of Regulatory Approval for an Initial Licensed Product in [    *    ]. If Bayer fails to file a Drug Approval Application for a Licensed Product in Japan within such [    *    ]-period, ZGEN may provide written notice to Bayer that ZGEN desires to remove Japan from the Bayer Territory and add Japan to the ZGEN Territory and thereafter the process set forth in this Section 6.1(c) shall apply with respect to a determination of whether Japan will remain part of the Bayer Territory or will be removed from the Bayer Territory.

(d) The Parties shall agree upon the content and timing of written reports relating to their respective Development activities. At a minimum, procedures for periodic reporting shall be sufficient to allow each Party to monitor the other Party’s diligence obligations set forth in this Section 6.1 and to meet regulatory requirements within its portion of the Territory. Notwithstanding the foregoing, following the first Election or Opt-In Notice, as the case may be, reporting requirements regarding Collaboration Products shall be set forth in the Global Development Plan. Disputes regarding reporting requirements regarding Collaboration Products shall be resolved by the JSC.

6.2	Compliance

To the extent applicable, Bayer agrees to maintain all regulatory and governmental permits, licenses and approvals and to comply with all Drug Laws that are applicable to its activities (and the particular stage of Development of Licensed Product) in each country in the

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Bayer Territory and, with respect to manufacturing, in the ZGEN Territory. In addition, to the extent applicable, Bayer will comply with GLP, GCP and GMP. To the extent applicable, ZGEN agrees to maintain all regulatory and governmental permits, licenses and approvals and to comply with all Drug Laws that are applicable to its activities (and the particular stage of Development of Licensed Product) in each country in the ZGEN Territory and, with respect to manufacturing, in the Bayer Territory. In addition, to the extent applicable, ZGEN will comply with GLP, GCP and GMP.

6.3	Information and Data

(a) Without prejudice to the generality of Section 6.1(d), each Party will disclose to the other Party all material scientific, medical or technical information relating to Initial Licensed Products and Collaboration Products that it discovers in the course of its Development activities in its portion of the Territory, promptly after it is learned or its materiality is recognized. ZGEN will have completed all of its material Development activities for the Initial Licensed Products within [    *    ] of the Effective Date.

(b) ZGEN will control and maintain one or more Clinical Trial databases containing data from all Clinical Trials in the Territory, including Clinical Trials carried out as part of its Territory Specific Activities. In addition, Bayer will maintain one or more databases that contain all Clinical Trial data accumulated by Bayer from Clinical Trials conducted or sponsored by Bayer, including Clinical Trials carried out as part of its Territory Specific Activities. Each Party will be entitled to have access to, and copy data for inclusion in Regulatory Filings from, the other Party’s databases during regular business hours and upon reasonable advance notice. Each Party will own the complete interest in all data generated by such Party in its Clinical Trials of Licensed Product.

6.4	Quality Assurance Audit

(a) ZGEN will have the right to conduct reasonable quality assurance audits with respect to all facilities, clinical sites, operations and laboratories (and any records related thereto) operated by Bayer or its Third Party subcontractors where Development or manufacturing activities for Licensed Product are conducted, including the right to audit activities that formed the basis of CMC documentation; provided, however, that such audits shall be conducted not more than once in any [    *    ] ([    *    ]) month period, other than “for cause” audits conducted in follow-up to findings of material deficiencies or critical observations made during previous audits, and such audits shall be limited to those portions of such facilities, clinical sites, operations, laboratories and records as are actually used for or related to Development or manufacturing activities for Licensed Product. All audits initiated by ZGEN will be conducted at ZGEN’s sole expense, upon reasonable prior notice to Bayer during regular business hours, and shall be subject to the confidentiality obligations of Article 14.

(b) Bayer will have the right to conduct reasonable quality assurance audits with respect to all facilities, clinical sites, operations and laboratories (and any records related thereto) operated by ZGEN or its Third Party contractors where Development or manufacturing activities for Licensed Product are conducted, including the right to audit activities that formed the basis of

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CMC documentation; provided, however, that such audits shall be conducted not more than once in any [    *    ] ([    *    ]) month period, other than “for cause” audits conducted in follow-up to findings of material deficiencies or critical observations made during previous audits, and such audits shall be limited to those portions of such facilities, clinical sites, operations, laboratories and records as are actually used for or related to Development or manufacturing activities for Licensed Product. All audits initiated by Bayer will be conducted at Bayer’s sole expense, upon reasonable prior notice to ZGEN during regular business hours, and shall be subject to the confidentiality obligations of Article 14.

(c) The Alliance Managers or JDC Team Leaders, as appropriate, shall facilitate and coordinate visits under this Section 6.4 and each Party shall use commercially reasonable efforts to accommodate such a visit by the other Party, including providing the individuals visiting with access to all relevant portions of the facility, a reasonable workspace and accoutrements (e.g., printer, photocopier, phone, fax and Internet access).

6.5	Development Funding for Collaboration Products

(a) Subject to the provisions of this Section 6.5, all Development Expenses incurred in performing Joint Activities will be funded jointly by the Parties, with each Party responsible for fifty percent (50%) of all such Development Expenses.

(b) To the extent that a Party pays more for Joint Activities than its allocated share of budgeted Development Expenses for Joint Activities, such Party shall be reimbursed in accordance with Section 6.5(c). To the extent a Party’s Development Expenses incurred in its performance of Joint Activities exceeds the amount budgeted therefor, the excess shall only be shared equally by the Parties if the JSC approves such excess Development Expenses (either before or after they are incurred). Any Development Expenses incurred by a Party in performing its portion of Joint Activities that are in excess of the amount budgeted for its activities shall be paid one hundred percent (100%) by the Party that so incurred such Development Expenses and shall not be reimbursed to such Party, unless otherwise approved by the JSC.

(c) Within [    *    ] after the end of each calendar quarter, each Party will submit to the JSC a written statement showing Development Expenses incurred by it in performing Joint Activities during the preceding calendar quarter. The statement shall be treated as Confidential Information subject to Article 14. To the extent that such Development Expenses shown in a Party’s statement do not exceed the amounts budgeted in the Global Development Plan or are otherwise approved by the JSC, the JSC will direct, by a quarterly invoice, that the Party that incurred less than its pro rata share of such Development Expenses during that calendar quarter shall reimburse the other Party, so that following any such reimbursement each Party will have incurred fifty percent (50%) of the Development Expenses incurred in performing Joint Activities during that calendar quarter. The issuance of an invoice pursuant to this Section 6.5(c) will not be delayed because one Party (the “First Party”) fails to provide a written statement of Development Expenses within the foregoing [    *    ] period. Instead an invoice will be issued to the First Party in an amount equal to [    *    ] of the Development Expenses for Joint Activities of the Party (the “Second Party”) that did submit a timely written statement of such Development Expenses that do not exceed the amounts budgeted in the Global Development

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Plan or are otherwise approved by the JSC. The JSC shall direct that a second invoice be issued to the Second Party on receipt of a written statement of the First Party’s Development Expenses in an amount equal to [    *    ] of the First Party’s Development Expenses for Joint Activities that do not exceed the amounts budgeted in the Global Development Plan or are otherwise approved by the JSC. Invoices shall be payable by the responsible Party within [    *    ] after its receipt of the invoice. Notwithstanding the foregoing, the Parties may from time to time agree upon alternative reimbursement procedures or timelines, without the need for an amendment to this Agreement.

(d) Upon reasonable notice, during normal business hours, and no more than once per calendar year, each Party shall have the right to have independent, certified public accountants, which shall be reasonably acceptable to the audited Party, audit the records of the other Party with respect to Development Expenses incurred by the audited Party in performing Joint Activities during the previous [    *    ]. The report of such accountant will be limited to a certificate verifying the correctness of such Development Expenses as previously reported by the audited Party, or identifying any discrepancy between actual and reported Development Expenses, along with an explanation of the basis for such a finding. The result of the audit and the audit report shall be treated as Confidential Information subject to Article 14. The results of such audit may be disputed by the audited Party in accordance with Article 18. If an audit discloses a discrepancy between actual and reported Development Expenses incurred in performing Joint Activities, within [    *    ] of the Parties’ receipt of the audit report or, if disputed, within [    *    ] days after resolution of such dispute, the Party who is obligated to reimburse the other Party for any Development Expenses resulting from the discrepancy will do so. The Party requesting the audit shall bear the full cost and expense of the performance of any such audit, unless such audit discloses a misstatement resulting in overpayment by the auditing Party of its share of Development Expenses for Joint Activities in the audited period by more than [    *    ] percent ([    *    ]%), in which case the audited Party will reimburse the auditing Party the full cost of the performance of such audit. Upon the expiration of [    *    ] following the end of any calendar year, the calculation of Development Expenses for purposes of this Section 6.5 will be binding on the Parties.

(e) Unless otherwise agreed upon by the Parties, each Party will be solely responsible for all costs incurred in connection with (i) its Territory Specific Activities, including any Clinical Trial that is not included in or is expressly excluded from the Joint Activities set forth in the Global Development Plan and (ii) a Clinical Trial of an Initial Licensed Product, if any, after such Initial Licensed Product has received Regulatory Approval in such Party’s portion of the Territory. If either Party (the “First Party”) desires to use the efficacy data from a Clinical Trial of a Collaboration Product conducted after the Effective Date within the other Party’s Territory Specific Activities to support a Drug Approval Application for such Collaboration Product in the First Party’s portion of the Territory, the First Party shall reimburse the other Party fifty percent (50%) of the costs incurred by the other Party in conducting such Clinical Trial, plus a risk premium equal to [    *    ] percent ([    *    ]%) of the First Party’s share of such Clinical Trial costs. Either Party may submit the efficacy data from a Clinical Trial of a Collaboration Product conducted after the Effective Date within the other Party’s Territory Specific Activities without paying the risk premium described above if the submission is expressly required by a relevant

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Regulatory Authority or an applicable statute or regulation and such requirement was not reasonably foreseeable at the time such Clinical Trial was first included in the Global Development Plan as a Territory Specific Activity; provided that the Party making the submission reimburses the other Party fifty percent (50%) of the costs incurred by the other Party in conducting such Clinical Trial. For the purposes of reimbursement pursuant to this Section 6.5(e), costs of a Clinical Trial shall be calculated on the same basis as Development Expenses. For the avoidance of doubt, Bayer shall not be required to reimburse ZGEN for any costs associated with Clinical Trials that are required to obtain Regulatory Approval of the Initial Licensed Products in the ZGEN Territory, even if Bayer uses the data from such Clinical Trials to support a Drug Approval Application of Initial Licensed Products in the Bayer Territory.

ARTICLE SEVEN

Regulatory Affairs

7.1	Regulatory Filings and Regulatory Approvals

(a) Unless the Parties agree otherwise, Bayer will use Commercially Reasonable Efforts to:

(i) obtain Scientific Advice from the EMEA; or

(ii) file for Regulatory Approval in one or more countries in Europe based on the data provided by ZGEN in the initial eCTD for the Initial Licensed Product described in paragraph 1(a) of Exhibit G

regarding one or more of the Initial Licensed Products within [    *    ] after the Effective Date; provided, however, that Bayer shall not be in breach of this Agreement, and ZGEN shall have no right to terminate this Agreement if, despite Bayer’s Commercially Reasonable Efforts, Bayer fails to accomplish the task in subparagraph (i) or (ii) above within such [    *    ] time period. For the sake of clarity, Bayer may choose between the two options set forth above but it must pursue one unless the Parties mutually agree otherwise. Bayer shall provide a summary of the results of Scientific Advice to ZGEN within [    *    ] of receipt. Notwithstanding the foregoing, if Bayer fails to accomplish the task in subparagraph (i) or (ii) above within such [    *    ] period, then Bayer will provide to ZGEN, as soon as practicable after ZGEN’s request, a written report setting forth in reasonable detail the activities undertaken, results achieved and problems experienced by Bayer and such other matters that demonstrate the Commercially Reasonable Efforts applied by Bayer in connection with its efforts to accomplish one or the other of such tasks. Bayer shall make qualified personnel available to answer questions relating to the report and will provide such additional supporting documentation as ZGEN may reasonably request.

(b) Bayer will prepare and file (at its sole cost and expense) and shall own all right, title and interest in all Regulatory Filings designed to obtain or support Regulatory Approval in the Bayer Territory and all Regulatory Approvals in the Bayer Territory. All such Regulatory Filings and Regulatory Approvals will be maintained in accordance with Section 15.3.2.

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(c) ZGEN will prepare and file (at its sole cost and expense) and shall own all right, title and interest in all Regulatory Filings designed to obtain or support Regulatory Approval in the ZGEN Territory and all Regulatory Approvals in the ZGEN Territory. All such Regulatory Filings and Regulatory Approvals will be maintained in accordance with Section 15.3.2.

(d) Each Party will provide the other Party with copies of all Regulatory Filings, Regulatory Approvals and all material official correspondence submitted to or received from Regulatory Authorities relating to Licensed Products (and Bulk Drug Substance incorporated therein) in, in the case of ZGEN, the United States and, in the case of Bayer, any Major Country, without undue delay after submission or receipt of the same. Prior to a Party submitting such Regulatory Filings or material correspondence with Regulatory Authorities in the United States or any Major Country, including proposals for changes to labeling (which, with respect to Collaboration Products, shall also be subject to Section 7.3), such Party will use reasonable efforts to afford the other Party the opportunity to review and comment on such Regulatory Filings or material correspondence. Each Party will notify the other Party and, at the request and expense of the other Party, provide copies to the other Party, of any Regulatory Filings, Regulatory Approvals or official correspondence submitted to or received from Regulatory Authorities that are material to the Development or Commercialization of Licensed Product in every other country in the notifying Party’s portion of the Territory. Notwithstanding the foregoing, each Party will provide the other Party with notice of any safety-related correspondence, reports or complaints received from any Regulatory Authority within [    *    ] of receipt of the same.

7.2	Clinical Trials

(a) Each Party will be the sponsor of record for each Clinical Trial designed to support Regulatory Approval in its portion of the Territory unless the Parties agree otherwise. Each Party will have the right and obligation to monitor, review and direct all aspects of regulatory matters regarding Licensed Product for each Clinical Trial designed to support Regulatory Approval in its portion of the Territory, including making all strategic and tactical decisions with respect thereto and establishing the methods and means by which it performs such services, including the management of permitted subcontractors, unless the Parties agree otherwise. Notwithstanding anything to the contrary herein, neither Party may conduct Clinical Trials for any Licensed Product in the other Party’s portion of the Territory without the other Party’s prior written consent.

(b) Bayer will have responsibility for all official correspondence, communications and Regulatory Filings with Regulatory Authorities regarding Clinical Trials for which it is the sponsor of record. ZGEN will have responsibility for all official correspondence, communications and Regulatory Filings with Regulatory Authorities regarding Clinical Trials for which it is the sponsor of record.

7.3	Target Labeling

(a) Each Party will seek to use the Target Labeling for each Collaboration Product in such Party’s portion of the Territory. To the extent that either Party proposes to submit a

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Regulatory Filing to obtain Regulatory Approval for a Collaboration Product in such Party’s portion of the Territory (or an amendment thereto which includes modified labeling for such Collaboration Product) that would deviate materially from such Target Labeling, such Party shall first present such matter to the other Party; provided that nothing in this Section 7.3 or in Article 6 shall restrict such Party from submitting any Regulatory Filing with respect to such labeling for such Collaboration Product (or an amendment to such labeling) in such Party’s portion of the Territory if such labeling or modification (i) was directed or required by applicable Regulatory Authority to support or maintain Regulatory Approval of such Collaboration Product or (ii) is proposed to be made to address safety matters. If the Parties are unable to reach consensus on the matter in accordance with Section 5.1, ZGEN shall have the deciding vote with respect to the final content and submission of such Regulatory Filings in the ZGEN Territory and Bayer shall have the deciding vote with respect to the final content and submission of such Regulatory Filings in the Bayer Territory, subject to the terms of Section 5.1.5.

(b) Bayer shall provide ZGEN with its proposed labeling for each Initial Licensed Product and provide ZGEN with a reasonable opportunity to comments thereon. In addition, Bayer shall make available qualified personnel to discuss ZGEN’s comments.

7.4	Drug Safety Information

(a) Notwithstanding anything to the contrary in this Agreement, within [    *    ] after the Effective Date, the Parties shall execute a pharmacovigilance agreement (“Pharmacovigilance Agreement”).

(b) Pursuant to the Pharmacovigilance Agreement, each Party will have responsibility for all correspondence and communication with physicians and other health care professionals and customers in such Party’s portion of the Territory regarding product complaints (e.g., quality), adverse drug experience information and all other correspondence and communication with physicians and other health care professionals and customers in such Party’s portion of the Territory relating to Licensed Products. Each Party will keep such records and make such reports as will be reasonably necessary to document such communications in compliance with all applicable regulatory requirements. Upon request, each Party will make all information described in this Section 7.4(b) available to the other Party for inspection.

(c) Unless otherwise agreed by the Parties, ZGEN shall have the sole right to create and maintain a master drug safety database that shall cross-reference any Adverse Event relating to Licensed Product occurring anywhere in the Territory. ZGEN shall be the sole owner of this master drug safety database and the Clinical Trial registry. Bayer shall submit to ZGEN all data collected by it with respect to Adverse Events relating to Licensed Product in accordance with the timelines set forth in the Pharmacovigilance Agreement but in no case later than [    *    ] after Bayer’s receipt of the same. Bayer will be entitled, at its cost and expense, to have access to, and copy data for inclusion in Regulatory Filings from, the master drug safety database during regular business hours and upon reasonable advance notice.

(d) Unless otherwise agreed by the Parties, aggregate safety reports will be drafted by the Party with oversight over the portion of the Territory for which such reports are required.

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Annual Safety Reports, Pharmacovigilance Plans and PSURs (as such terms are defined in the Pharmacovigilance Agreement) will be drafted by Bayer, and PSRs (as defined in the Pharmacovigilance Agreement) will be drafted by ZGEN. The drafting Party will provide reasonable lead time for review and comment by the non-drafting Party. If ZGEN obtains a waiver to alternate submission of the PSR with the PSUR each quarter, the PSUR will be provided to ZGEN for timely submission. For submissions that are required by both ZGEN Territory and Bayer Territory Regulatory Authorities, ZGEN will be the drafting Party. As holder of the worldwide safety database, ZGEN will provide timely database support for purposes of aggregate report construction.

(e) Each Party will make a commercially reasonable effort to harmonize the worldwide representation of each Initial Licensed Product and Collaboration Product safety profile. The Parties will make a commercially reasonable effort to construct a common Initial Licensed Product and Collaboration Product Investigator’s Brochure. In the event of inability to resolve harmonization of the safety labeling between the Safety Heads of both Parties, ZGEN shall have the deciding vote with respect to the final content and submission of such safety labeling in the ZGEN Territory and Bayer shall have the deciding vote with respect to the final content and submission of such safety labeling in the Bayer Territory, subject to the terms of Section 5.1.5.

7.5	Adverse Event Reporting; Customer Complaints

Consistent with the terms of the Pharmacovigilance Agreement:

(a) Bayer will maintain a record of all non-medical and medical product-related complaints and reports of all Adverse Events that it receives with respect to Licensed Product in the Bayer Territory. Bayer will exchange electronic copies of all product complaints and all Adverse Events (with electronic copies of source documents) (both from clinical trials and post-marketing) with ZGEN within the time period agreed in the Pharmacovigilance Agreement but in no case later than [    *    ] after Bayer’s receipt of the same.

(b) Bayer will be responsible for reporting to Regulatory Authorities in all countries in the Bayer Territory any Adverse Events and safety issues for Licensed Product in compliance with Drug Laws of the Bayer Territory. Bayer will simultaneously provide ZGEN with a copy of any such reports.

(c) ZGEN will maintain a record of all non-medical and medical product-related complaints and reports of all Adverse Events that it receives with respect to Licensed Product in the ZGEN Territory. ZGEN will exchange electronic copies of all product complaints and all Adverse Events (with electronic copies of source documents) (both from clinical trials and post-marketing) with Bayer within the time period agreed in the Pharmacovigilance Agreement but in no case later than [    *    ] after ZGEN’s receipt of the same.

(d) ZGEN will be responsible for reporting to Regulatory Authorities in all countries in the ZGEN Territory any Adverse Events and safety issues for Licensed Product in compliance with Drug Laws of the ZGEN Territory. ZGEN will simultaneously provide Bayer with a copy of any such reports.

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7.6	Regulatory Communications in the Bayer Territory

(a) Bayer will have exclusive responsibility for all correspondence and for any official communication relating to Licensed Product with applicable Regulatory Authorities in the Bayer Territory (except as may be required by applicable laws or regulations or a Regulatory Authority). ZGEN will have the right, on request to Bayer, to have up to two (2) representatives attend (but not participate in, unless required by the Regulatory Authority) any material, pre-scheduled official teleconference, videoconference or face-to-face meeting with Regulatory Authorities in the Major Countries relating to Licensed Product or the Bulk Drug Substance incorporated therein. The number of ZGEN’s representatives that may attend such conferences or meetings may be further limited by local Regulatory Authority operating procedures. To the extent practicable, Bayer will give ZGEN at least [    *    ] advance notice of any such pre-scheduled conference or meeting for ZGEN’s planning purposes.

(b) Bayer will promptly notify ZGEN of and provide ZGEN with a copy of any correspondence, reports or complaints submitted to or received from any Regulatory Authority or other Third Party in the Bayer Territory claiming that any Promotional Materials are inconsistent with the Licensed Product labeling or are otherwise in violation of any Drug Laws of the Bayer Territory.

7.7	Regulatory Communications in the ZGEN Territory

(a) ZGEN will have exclusive responsibility for all correspondence and for any official communication relating to Licensed Product with applicable Regulatory Authorities in the ZGEN Territory (except as may be required by applicable laws or regulations or a Regulatory Authority). Bayer will have the right, on request to ZGEN, to have up to two (2) representatives attend (but not participate in, unless required by the Regulatory Authority) any material, pre-scheduled official teleconference, videoconference or face-to-face meeting with Regulatory Authorities in the ZGEN Territory relating to Licensed Product or the Bulk Drug Substance incorporated therein. To the extent practicable, ZGEN will give Bayer at least [    *    ] advance notice of any such pre-scheduled conference or meeting for Bayer’s planning purposes.

(b) ZGEN will promptly notify Bayer of and provide Bayer with a copy of any correspondence, reports or complaints submitted to or received from any Regulatory Authority or other Third Party in the ZGEN Territory claiming that any Promotional Materials are inconsistent with the Licensed Product labeling or are otherwise in violation of any Drug Laws of the ZGEN Territory.

7.8	Regulatory Communications Pertaining to Manufacturing of Licensed Product

Each Party, or its designated Third Party(ies) responsible for manufacturing Licensed Product, will cooperate with the other Party regarding communications with Regulatory Authorities in the other Party’s portion of the Territory directed to the manufacture of Licensed Product for supply to the other Party.

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7.9	Applications for Regulatory Exclusivity

The Parties recognize the commercial value of exclusivity rights to Licensed Product that may be granted or provided for under regulatory laws of certain of the countries in the Bayer Territory. To the extent permitted by law, Bayer will have the exclusive right to file for, request and maintain any regulatory exclusivity rights for Licensed Product in the Bayer Territory and to conduct and prosecute any proceedings or actions to enforce the regulatory exclusivity rights. Bayer will use Commercially Reasonable Efforts to file for and to obtain and maintain regulatory exclusivity rights where and to the extent such rights may be available in the Bayer Territory.

7.10	Recalls

(a) The Parties will exchange their internal SOPs, if any, as to Recalls within [    *    ] after the Effective Date and thereafter within [    *    ] after such SOPs are approved or modified and become effective. If either Party becomes aware of information about quantities of Licensed Product that may not conform to the specifications for the Licensed Product, or for which there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, or for which the Licensed Product itself is alleged or proven to be the subject of a Recall in any country in the Territory, it will promptly so notify the other Party. Either Party may take immediate action, with notice to the other Party, with respect to a Recall in such Party’s portion of the Territory when regulatory time frames or public safety considerations so require. The Parties will meet (in person, by telephone or otherwise) to discuss other circumstances of a Recall in the Territory and to consider appropriate courses of action with respect to such Recall, which courses of action will be consistent with the internal SOPs of Bayer or ZGEN, as applicable. Each Party shall provide all pertinent records and such other assistance to the other Party as such other Party reasonably may request to assist in effecting any Recall. In addition, each Party will maintain all records relating to the Recall for the period required by legal requirements, but for no less than [    *    ].

(b) The Parties shall bear the costs of a Recall as follows:

(i) To the extent that the Recall results from the acts or omissions of a Third Party manufacturer of Bulk Drug Substance or Licensed Product, including a Recall that results from the failure of Bulk Drug Substance or Licensed Product to meet the manufacturing specifications set forth in the contract with such Third Party manufacturer, each Party’s responsibility for the costs relating to the Recall shall be as set forth in the Manufacturing Agreements (consistent with the terms set forth in Exhibit I) or in any other supply or manufacturing agreements entered into by the Parties, as applicable.

(ii) To the extent that the Recall results from the negligence or willful misconduct of a Party (the “First Party”), the First Party shall bear the out-of-pocket costs of the other Party relating to the Recall; provided that if the other Party fails to conduct a Recall in its portion of the Territory after the First Party gives written notice

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that, in the good faith opinion of the First Party, a Recall should be undertaken to address specific issues of Licensed Product safety (“Safety Issues”), which written notice identifies the specific Safety Issues, then the First Party shall have no obligation to defend or indemnify the other Party under Article 16 for any Losses arising in connection with the Safety Issues for Licensed Product that was sold or distributed by the other Party after receiving such written notice from the First Party, and the other Party will defend and indemnify the First Party under Article 16 for any such Losses.

(iii) To the extent that a Recall does not fall within Section 7.10(b)(i) or (ii), each Party shall bear the costs of the Recall in its own portion of the Territory.

7.11	Bulk Drug Substance

ZGEN will provide Bayer with such information related to the manufacture of Bulk Drug Substance as is reasonably necessary to allow Bayer to carry out its Development and Commercialization responsibilities or to perform Secondary Manufacturing of any Licensed Product for sale or use in the Bayer Territory, including such information as is required: (i) by law, rule, regulation or a written request from a Regulatory Authority having jurisdiction in the Bayer Territory, (ii) to obtain Regulatory Approval in any Major Country, or (iii) otherwise under the quality agreement(s) to be annexed to the Manufacturing Agreements as provided in Section 9.1(b).

7.12	Licensed Product

A Party responsible for manufacturing a Licensed Product for the other Party will provide the other Party with such information related to the manufacture of the Licensed Product as is reasonably necessary to allow the other Party to carry out its Development and Commercialization responsibilities or to perform Secondary Manufacturing of the Licensed Product for sale or use in its portion of the Territory, including such information as is required: (i) by law, rule, regulation or a written request from a Regulatory Authority having jurisdiction in its portion of the Territory, (ii) to obtain Regulatory Approval in any country in its portion of the Territory, or (iii) otherwise under the quality agreement(s) to be annexed to the relevant manufacturing and supply agreement.

ARTICLE EIGHT

Commercialization

8.1	Diligence and Reports

(a) Throughout the Term, Bayer will use Commercially Reasonable Efforts to Commercialize Licensed Products in one or more countries in each Region and Europe. Without limiting the generality of the previous sentence, Bayer will use Commercially Reasonable Efforts to commence selling each of the Initial Licensed Products in one or more countries in each Region and Europe within [    *    ] of obtaining Regulatory Approval thereof in each such

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Region and Europe; provided, however, that Bayer shall not be in breach of this Agreement, and ZGEN shall have no right to terminate this Agreement if, despite Bayer’s Commercially Reasonable Efforts, Bayer fails to commence selling any Initial Licensed Product within such [    *    ] period. Notwithstanding the foregoing, if Bayer fails to commence selling an Initial Licensed Product in one or more such countries within such [    *    ] period, then Bayer will provide to ZGEN, as soon as practicable after ZGEN’s request, a written report setting forth in reasonable detail the activities undertaken, results achieved and problems experienced by Bayer and such other matters that demonstrate the Commercially Reasonable Efforts applied by Bayer in connection with its efforts to commence selling such Initial Licensed Product in such Region or Europe. Bayer shall make qualified personnel available to answer questions relating to the report and will provide such additional supporting documentation as ZGEN may reasonably request.

(b) On an annual basis within [    *    ] after the end of each calendar year, beginning in the calendar year immediately following the year in which Regulatory Authorities grant Regulatory Approval for each Licensed Product in each Major Country, Bayer will provide ZGEN with reports summarizing Bayer’s Commercialization activities pertaining to such Licensed Product in such Major Country. Such reports will include summaries of Commercialization activities undertaken by Bayer during the preceding calendar year with respect to Licensed Products that have received Regulatory Approval in the Major Countries, including [    *    ], and summaries of Bayer’s proposed Commercialization activities anticipated to be conducted during the then-current calendar year with respect to such Licensed Products in such Major Countries.

8.2	Pricing and Reimbursement

Bayer and its Sublicensees and Distributors will have sole authority for determining and establishing the price and terms of sale (including any rebates or discounts) of Licensed Product for each country in the Bayer Territory; provided that pricing decisions shall be made in a manner intended to optimize the economic value of the Licensed Product in the Bayer Territory.

8.3	Promotional Materials

Except as set forth in the Co-Promotion Agreement:

(a) Each Party will be responsible, consistent with the guidelines agreed upon by the Parties (if any), for the creation, preparation, production and reproduction of all Promotional Materials and for filing, as appropriate, all Promotional Materials with all Regulatory Authorities in such Party’s portion of the Territory.

(b) Each Party shall use its own corporate name and/or logo on Promotional Materials and Licensed Product labels in connection with Commercialization of Licensed Product in such Party’s portion of the Territory, and shall not use the other Party’s corporate name or logo unless agreed upon by the other Party.

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(c) In order to maintain the value of each Party’s Product Trademarks and each Party’s corporate name and logo, when using the other Party’s Product Trademarks, corporate name or logo (if agreed upon by the other Party), each Party will maintain quality standards comparable to those it maintains for its own Product Trademarks, corporate name or logo, which, in any event, shall not be less than reasonable, and each Party will use the other Party’s Product Trademarks consistent with Product Trademark usage guidelines agreed upon by the Parties, if any. Prior to a Party’s first use in its portion of the Territory of any Promotional Materials or product labeling that contains the other Party’s Product Trademarks, corporate name or logo, such first Party will provide to the other Party a prototype of such Promotional Materials so that the other Party may approve or disapprove the use of the other Party’s Product Trademarks, corporate name or logo or the manner in which they are used therein. Within [    *    ] after delivery of such prototype, the other Party will notify such Party whether the other Party approves or disapproves of the use or manner of use of the other Party’s Product Trademarks, corporate name or logo and, in the case of disapproval, the reasons therefor and an acceptable alternative, if any. After the other Party approves such prototype or labeling, the first Party shall have no obligation to provide such Promotional Materials to the other Party for review except in the event the first Party makes material modifications to such Promotional Materials. All Promotional Materials used in the Bayer Territory will state that Licensed Product is sold and, if applicable, manufactured under license from ZGEN.

8.4	Compliance With Laws, Regulations and Guidelines

(a) Bayer agrees to comply with all Drug Laws of such countries in the Territory where it is selling or manufacturing Licensed Products and in all material respects to conform its practices and procedures with, as applicable, the European Federation of Pharmaceutical Industries Associations and the equivalent thereof, if any, in each Region or Major Country outside of Europe, as the same may be amended from time to time, with respect to the Commercialization of Licensed Product in the Bayer Territory.

(b) ZGEN agrees to comply with all Drug Laws of such countries in the Territory where it is selling or manufacturing Licensed Products and in all material respects to conform its practices and procedures with applicable industry guidelines and codes with respect to Commercialization of Licensed Product in the ZGEN Territory, including the PhRMA Code on Interactions with Healthcare Professionals.

(c) Each Party will conduct its business operations in a professional manner and cause each of its employees, representatives and agents to refrain from activities that such Party knows or reasonably should know would undermine the good will or reputation of the other Party or the Licensed Product. Neither Party will undertake any activity relating to the Commercialization of Licensed Product that it believes, in good faith, may violate any applicable law or regulations.

(d) Bayer will promptly notify ZGEN of any material correspondence or reports with respect to the Commercialization of Licensed Product submitted to or received by Bayer from the IFPMA or equivalent organizations in any Major Country. Upon the request of ZGEN, Bayer will provide to ZGEN copies of such material correspondence or reports, together with an English translation of the same if written in a language other than English.

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(e) Each Party shall use Commercially Reasonable Efforts to assist the other Party, at the other Party’s cost, to comply with applicable Drug Laws in the other Party’s portion of the Territory.

8.5	Co-Promotion Agreement

The Co-Promotion Agreement is designed to supplement this Agreement with respect to the Commercialization of the Initial Licensed Products in the ZGEN Territory during the term of the Co-Promotion Agreement. The Co-Promotion Agreement is not intended to amend the terms of this Agreement. Except as set forth in Section 8.3 and Section 15.3.5, the Co-Promotion Agreement is not intended to modify the terms of this Agreement.

ARTICLE NINE

Manufacture and Supply

9.1	Manufacturing Agreements

(a) The Parties will use commercially reasonable efforts to negotiate and complete within [    *    ] after the Effective Date a manufacturing agreement pursuant to which ZGEN will manufacture, through a Third Party manufacturer, and supply to Bayer clinical and commercial supplies of the Initial Licensed Products for a period of years as set forth in Section 9.3 (the “Initial Licensed Product Manufacturing Agreement”). The Parties will use commercially reasonable efforts to negotiate and complete within [    *    ] after the Effective Date a manufacturing agreement pursuant to which ZGEN will manufacture, through a Third Party manufacturer, and supply to Bayer throughout the Term Bulk Drug Substance to be used in Secondary Manufacturing (the “Bulk Drug Substance Supply Agreement”). The Manufacturing Agreements will take into account the disparate requirements for the Initial Licensed Products and/or Bulk Drug Substance depending on the path taken by Bayer to obtain Regulatory Approval for the Initial Licensed Products in the Bayer Territory.

(b) Among other items, the Manufacturing Agreements will contain provisions consistent with the terms set forth in Exhibit I (as applicable to the Initial Licensed Product Manufacturing Agreement or the Bulk Drug Substance Supply Agreement) and shall include as an annex a customary quality agreement containing terms and conditions regarding quality assurance/quality control and compliance with GCP, GLP and GMP, as applicable.

9.2	Clinical Supplies of Initial Licensed Products

Pursuant to the Initial Licensed Product Manufacturing Agreement, ZGEN shall supply Bayer with all of Bayer’s requirements of clinical supplies of the Initial Licensed Products for all Clinical Trials designed to support Regulatory Approval of the Initial Licensed Products in the Bayer Territory. ZGEN shall provide such clinical supplies to Bayer in the form requested by Bayer, either in the form of bulk, unlabeled vials (with or without spray kit) or in finished form

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after secondary packaging with ancillary supplies and labeled for end use. Pending negotiation of the Initial Licensed Product Manufacturing Agreement, ZGEN shall supply Bayer with reasonable amounts of clinical supplies of the Initial Licensed Products on an interim basis on terms, including as to price, consistent with this Section 9.2 and Exhibit I. In no event shall ZGEN be obligated to supply the Initial Licensed Product for Clinical Trials for longer than [    *    ] from the Effective Date.

9.3	Commercial Supplies of Initial Licensed Products

With regard to supplies for Commercialization of Initial Licensed Products, the Initial Licensed Product Manufacturing Agreement shall provide that (unless the Parties agree otherwise):

(a) If the path taken to Regulatory Approval of an Initial Licensed Product in the Bayer Territory [    *    ], ZGEN shall supply Bayer with all of Bayer’s requirements of the Initial Licensed Product as required for Commercialization of the Initial Licensed Product in the Bayer Territory, for a period of [    *    ] from the First Commercial Sale of the Initial Licensed Product with a one (1) time option to extend for an additional [    *    ], exercisable in Bayer’s discretion. Bayer must exercise its option to extend at least [    *    ] prior to the expiration of such initial [    *    ] term. ZGEN shall supply the Initial Licensed Products described in subparagraphs (a) and (b) of Exhibit G in the form of bulk, unlabeled vials and ZGEN shall supply the Initial Licensed Product described in subparagraph (c) of Exhibit G in the form of bulk, unlabeled vials together with a generic, sterile, gamma-irradiated spray kit. Bayer will be responsible for the Secondary Manufacturing within Section 1.2.117(b) of the Initial Licensed Products and market release in the Bayer Territory.

(b) If the path taken to Regulatory Approval of an Initial Licensed Product in the Bayer Territory [    *    ], ZGEN shall supply Bayer with all of Bayer’s requirements of the Initial Licensed Product as required for Commercialization of the Initial Licensed Product in the Bayer Territory, for a period of [    *    ] from the First Commercial Sale of the Initial Licensed Product with a one (1) time option to extend for an additional [    *    ], exercisable in Bayer’s discretion. Bayer must exercise its option to extend at least [    *    ] prior to the expiration of such initial [    *    ] term. ZGEN shall supply the Initial Licensed Products described in subparagraphs (a) and (b) of Exhibit G in the form of bulk, unlabeled vials and ZGEN shall supply the Initial Licensed Product described in subparagraph (c) of Exhibit G in the form of bulk, unlabeled vials together with a generic, sterile, gamma-irradiated spray kit. Bayer will be responsible for the Secondary Manufacturing within Section 1.2.117(b) of the Initial Licensed Products and market release in the Bayer Territory.

(c) In no event shall ZGEN be obligated to supply the Initial Licensed Product for Commercialization for longer than [    *    ] from the Effective Date.

9.4	Transfer Price

ZGEN will sell the Initial Licensed Products or Bulk Drug Substance, as applicable, to Bayer at a transfer price calculated as described paragraph 6 of Exhibit I (the “Transfer Price”).

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9.5	Additional Supplies

For the sake of clarity, one or more manufacturing and supply agreements between the Parties for Licensed Products other than the Initial Licensed Products (e.g., for use in the research of New Presentations) shall be negotiated as required; provided that ZGEN agrees to supply Bulk Drug Substance on terms comparable to those summarized in this Article 9. The Parties acknowledge that either Party may be responsible for the manufacturing and supply of a Licensed Product other than the Initial Licensed Products. The Parties shall use a process consistent with that outlined in paragraph 6 of Exhibit I to calculate transfer prices for any Collaboration Product or modification of Initial Licensed Product; provided that the relevant portion of the Indirect Fee (as defined in Exhibit I) shall be based on the cost of capital of the Party responsible for manufacturing as of the effective date of the relevant manufacturing agreement.

ARTICLE TEN

Consideration

10.1	Upfront Payment

Within [    *    ] of the Effective Date, Bayer will pay to ZGEN an upfront fee of [    *    ], which upfront fee shall be non-refundable and non-creditable.

10.2	Milestones

(a) Within [    *    ] following the first achievement by a Licensed Product of each of the milestone events set forth in paragraph 1 of Exhibit B (“Regulatory Milestone Event(s)”), Bayer will pay to ZGEN the corresponding milestone payments set forth in paragraph 1 of Exhibit B (“Regulatory Milestone Payment(s)”).

(b) Within [    *    ] following the first occurrence of each of the milestone events set forth in paragraph 2 of Exhibit B (“Sales Milestone Event(s)”), Bayer will pay to ZGEN the corresponding milestone payments set forth in paragraph 2 of Exhibit B (“Sales Milestone Payment(s)”).

(c) Each of the Regulatory Milestone Payments shall be paid only once upon the first achievement by a Licensed Product of each corresponding Regulatory Milestone Event. Each of the Sales Milestone Payments shall be paid only once upon the first occurrence of each corresponding Sales Milestone Event. If more than one Sales Milestone Event occurs in a calendar year, the Sales Milestone Payment corresponding to the lowest Sales Milestone Event shall be payable in such calendar year and, provided that the same or higher Sales Milestone Event occurs in the next consecutive calendar years, the Sales Milestone Payment corresponding to the next lowest Sales Milestone Event shall be payable in each subsequent consecutive year until all Sales Milestone Payments have been made for the corresponding Sales Milestone Events. For example, if aggregate Net Sales in year one (1) are $[    *    ], aggregate Net Sales in year two (2) are $[    *    ], and aggregate Net Sales in year three (3) are $[    *    ], then Bayer will pay the $[    *    ] Sales Milestone Payment in year one (1), the $[    *    ] Sales Milestone

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Payment in year two (2), and the $[    *    ] Sales Milestone Payment in year [    *    ]. Each Regulatory Milestone Payment or Sales Milestone Payment (each a “Milestone Payment”) is in addition to any other Milestone Payment set forth on Exhibit B, and each Milestone Payment will be non-refundable and non-creditable against Royalties payable pursuant to Section 10.3 and any other fees, other Milestone Payments or other payments due ZGEN with respect to Licensed Product under this Agreement, the Manufacturing Agreements or any other manufacturing and supply agreement. A Milestone Payment shall be due regardless of whether Bayer, its Affiliates or the respective Sublicensees achieve the corresponding Regulatory Milestone Event or Sales Milestone Event.

10.3	Royalties

(a) Subject to Section 10.4 and Section 10.5, Bayer will pay to ZGEN a Royalty for annual aggregate Net Sales in the Bayer Territory of all Licensed Products during the Royalty Period for the Licensed Product at the rates determined as follows:

(i) if the Licensed Product is described in Section 1.2.76(a), the Royalty rate shall be as set forth below:

Aggregate Net Sales in a Calendar Year	Royalty Rate for Such Net Sales
Up to and including $[ * ]	[ * ]%
Greater than $[ * ] but less than or equal to $[ * ]	[ * ]%
Greater than $[ * ]	[ * ]%

(ii) if the Licensed Product is described in Section 1.2.76(b) but not (a), the Royalty rate shall be as set forth below:

Aggregate Net Sales in a Calendar Year	Royalty Rate for Such Net Sales
Up to and including $[ * ]	[ * ]%
Greater than $[ * ] but less than or equal to $[ * ]	[ * ]%
Greater than $[ * ]	[ * ]%

(iii) if the Licensed Product is described in Section 1.2.76(c) but not (a) or (b), the Royalty rate shall be as set forth below:

Aggregate Net Sales in a Calendar Year	Royalty Rate for Such Net Sales
Up to and including $[ * ]	[ * ]%
Greater than $[ * ] but less than or equal to $[ * ]	[ * ]%
Greater than $[ * ]	[ * ]%

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(b) If some Net Sales in the Bayer Territory would be subject to one of the Royalty rates above and other Net Sales in the Bayer Territory would be subject to a different Royalty rate, all such Net Sales shall be aggregated for purposes of determining whether aggregate Net Sales for the calendar year have reached the $[    *    ] or $[    *    ] level (each, a “Breakpoint”). If the aggregate Net Sales in a calendar quarter would cause the aggregate Net Sales for the calendar year to date to exceed a Breakpoint, then the Net Sales for the calendar quarter shall be apportioned below and above the Breakpoint (for the purpose of applying Royalty rates) as set forth on Exhibit J.

(c) Reductions in Royalties pursuant to Sections 10.4 and 10.5 shall be cumulative; provided that, in no event shall any Royalty rate on a Licensed Product in a country in a calendar quarter be reduced to less than [    *    ] percent ([    *    ]%).

10.4	Third Party Payments

(a) Bayer shall pay all Third Party Payments pursuant to any Third Party Agreement that is entered into after the Effective Date (with the approval of Bayer in accordance with Section 2.4(b), if applicable) with respect to Know-How or intellectual property rights to the extent required for the Development or Commercialization of Licensed Product in the Bayer Territory.

(b) ZGEN shall pay all Third Party Payments pursuant to any Third Party Agreement that is entered into after the Effective Date (with the approval of ZGEN in accordance with Section 2.4(b), if applicable) with respect to any Know-How or intellectual property rights to the extent required for the Development or Commercialization of Licensed Product in the ZGEN Territory.

(c) Subject to Section 10.3(c), if Bayer is required to pay Third Party Payments (to ZGEN or directly to a Third Party) pursuant to a Third Party Agreement relating to any Initial Licensed Product or Recombinant Thrombin, up to [    *    ] percent ([    *    ]%) of such Third Party Payments will be creditable by Bayer against any Royalties due to ZGEN under Section 10.3(a) (i), (ii) and/or (iii) for the Net Sales in the Bayer Territory of the Licensed Product to which the Third Party Agreement relates on a quarter-by-quarter and country-by-country basis; provided that, subject to further reduction pursuant to Section 10.5 (subject to Section 10.3(c)), any such credit shall not reduce the Royalty rates set forth in Section 10.3 on a Licensed Product in a country in a calendar quarter below the higher of (i) [    *    ] percent ([    *    ]%) of the applicable rate and (ii) [    *    ] percent ([    *    ]%).

10.5	Competitive Product

(a) Subject to Section 10.3(c), if, in any specific country in the Bayer Territory, one or more Competitive Product(s) during [    *    ] consecutive calendar quarters achieves a market share in the aggregate equal to or higher than [    *    ] percent ([    *    ]%) of the market segment in which the relevant Licensed Product is sold in that country, then the Royalties due to ZGEN under Section 10.3(a) (i), (ii) and/or (iii) for the immediately following calendar quarter for the relevant Licensed Product and country shall be reduced according to the following scale:

Market Share of the Competitive Products	Percentage Reduction
[ * ]% to [ * ]%	[ * ]% reduction
Greater than [ * ]%	[ * ]% reduction

provided that no Royalty rate on a Licensed Product in a country in a calendar quarter shall be reduced to less than [    *    ] percent ([    *    ]%).

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(b) In the event that ZGEN, as the Patent Prosecution Party, files suit pursuant to Section 11.4 against the Third Party or Third Parties that is or are marketing a Competitive Product in the Bayer Territory and Bayer shares in an award made in such suit in accordance with Section 11.4.3(a)(ii), then, to the extent that Bayer’s share of such award under Section 11.4.3(a)(ii) equals or exceeds the amount of the reduction in Royalties under this Section 10.5, Bayer shall pay to ZGEN, or offset against the portion of the award payable to Bayer under Section 11.4.3(a)(ii), the amount of the reduction in Royalties under this Section 10.5. By way of example, if Royalties are reduced by $[    *    ] due to a Competitive Product achieving a [    *    ]% market share as provided in this Section 10.5 and Bayer subsequently receives $[    *    ] as its [    *    ]% share of an award made in an infringement suit relating to such Competitive Product as provided in Section 11.4.3(a)(ii), then Bayer will pay to ZGEN $[    *    ].

10.6	Acknowledgment Regarding Compensation

Bayer acknowledges that the ZGEN Technology and assistance pursuant to this Agreement constitute valuable intellectual property, trade secrets and know-how of ZGEN. The Parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, the payments to ZGEN set forth in this Agreement, including this Article 10, and the timing of payments (including the Royalty Period) are an appropriate and mutually convenient way of compensating ZGEN.

ARTICLE ELEVEN

Intellectual Property

11.1	Project Technology Ownership

(a) Ownership of Project Technology shall be determined by inventorship and regardless of where an invention is discovered, developed or otherwise generated and regardless of the laws of the country in which any corresponding patent application is filed, the laws of the United States shall apply to determine inventorship hereunder. Bayer shall own all Bayer Project Technology and ZGEN shall own all ZGEN Project Technology. Each Party shall have an equal, undivided ownership interest in all Joint Project Technology and all inventions for which each patent application and patent within Joint Patent Rights may be sought.

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(b) Neither Party nor their respective Affiliates may license its interest in the Joint Project Technology or transfer any ownership rights therein, in whole or in part, without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, and any such approved sublicense or transfer of ownership rights shall be subject to:

(i) the licenses granted pursuant to Sections 2.1 and 2.3; and

(ii) the sublicensee’s or transferee’s written agreement to be bound by the terms of this Section 11.1(b).

(c) Each of the Parties acknowledges that it receives no rights to any intellectual property of the other Party underlying or necessary for the use of any Joint Project Technology, except as may be expressly set forth in Article 2, and nothing in this Article 11 shall relieve a Party or its Affiliates of their obligations under Article 14 with respect to Confidential Information provided by the other Party or such other Party’s Affiliates.

(d) Subject to compliance with Section 11.1(b), neither Party shall have the duty to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, license or other exploitation of, the Joint Project Technology outside the scope of this Agreement.

11.2	Patent Contacts

Each Party shall designate its initial Patent Contact within [    *    ] following the Effective Date and shall promptly thereafter notify the other Party of such designation. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each Party shall promptly notify the other Party of any substitution of another person as its Patent Contact. The Patent Contacts shall, from time to time, coordinate the respective patent strategies of the Parties relating to Project Technology.

11.3	Prosecution and Maintenance

11.3.1 ZGEN Technology

Subject to Section 11.3.5, ZGEN shall be solely responsible, as it shall determine in its sole discretion, and shall bear all costs, for Patent Prosecution with respect, in whole or in part, to any ZGEN Enabling Technology and ZGEN Project Technology.

11.3.2 Bayer Technology

Subject to Section 11.3.5, Bayer shall be solely responsible, as it shall determine in its sole discretion, and shall bear all costs, for Patent Prosecution with respect, in whole or in part, to any Bayer Enabling Technology and Bayer Project Technology.

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11.3.3	Joint Project Technology

Subject to Sections 11.3.4(c)(ii) and 11.3.5, the Patent Prosecution Party (as defined in Section 11.3.4) shall be responsible for Patent Prosecution with respect, in whole or in part, to any Joint Patent Rights provided that all out-of-pocket costs shall be borne jointly by the Parties, with each Party responsible for fifty percent (50%) of such patent costs.

11.3.4 Patent Prosecution Party’s Efforts and Obligations

(a) The “Patent Prosecution Party” means:

(i) with respect to Patent Prosecution within the ZGEN Technology (excluding Joint Project Technology), ZGEN;

(ii) with respect to Patent Prosecution within the Bayer Technology (excluding Joint Project Technology), Bayer; and

(iii) with respect to Patent Prosecution of each patent or patent application within the Joint Patent Rights, the Party designated by agreement of the Parties; provided however, that neither Party shall have the deciding vote if they cannot reach consensus on which Party to designate as the Patent Prosecution Party with respect to such Joint Patent Rights and such matter shall be resolved as provided in Section 5.1.5.

(b) With respect to the Patent Prosecution of each patent application and patent within the ZGEN Technology (other than Joint Project Technology) and Bayer Technology (other than Joint Project Technology) as applicable, the Patent Prosecution Party shall exert its commercially reasonable efforts, consistent with its customary practices with respect to its own activities, to the extent such activities bear on Licensed Products. The Patent Prosecution Party shall have the following obligations:

(i) The Patent Prosecution Party will deliver to the other Party copies of communications between the Patent Prosecution Party and relevant patent offices, promptly after receipt from, or delivery to, such patent office to the extent such communications bear on a Licensed Product (other than a New Presentation that has not yet been proposed by a Party pursuant to Section 4.1).

(ii) Subject to coordination between the Patent Contacts as provided in Section 11.2, the Patent Prosecution Party will take the other Party’s comments and suggestions, if any, into consideration for all Patent Prosecution matters; provided, the Patent Prosecution Party shall have final authority over such Patent Prosecution and patent strategy, including selection of jurisdictions in which to file patent applications, and the content of responses and submissions to patent offices.

(c) With respect to the Patent Prosecution of each patent application and patent within the Joint Patent Rights for which it is a designated Patent Prosecution Party, the Patent Prosecution Party shall exert its commercially reasonable efforts, consistent with its customary

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practices with respect to its own activities, to the extent such activities bear on Licensed Products, and undertake such Patent Prosecution in the names of both Parties or their respective Affiliates as co-owners. The Patent Prosecution Party shall have the following obligations:

(i) The Patent Prosecution Party will deliver to the other Party copies of communications between the Patent Prosecution Party and relevant patent offices, promptly after receipt from, or delivery to, such patent office.

(ii) The Patent Prosecution Party will take the other Party’s comments and suggestions, if any, into consideration for all Patent Prosecution matters; provided, all final decisions regarding the Patent Prosecution and patent strategy associated with any Joint Patent Rights shall be mutually agreed upon between the Patent Contacts. In the event mutual agreement on a given Patent Prosecution matter associated with a Joint Patent Right cannot be achieved between the Patent Contacts, such matter shall be resolved as provided in Section 5.1.5.

11.3.5 Discontinued Patent

The Patent Prosecution Party may at any time elect, by written notice to the other Party, to discontinue Patent Prosecution or support for one or more patents or patent applications within (i) Joint Project Technology, (ii) ZGEN Technology (other than Joint Project Technology), or (iii) Bayer Technology (other than Joint Project Technology), as applicable (a “Discontinued Patent”). After providing such notice, such Patent Prosecution Party shall not be responsible for any Patent Prosecution costs relating to a Discontinued Patent that are incurred more than [    *    ] after receipt of that notice by the other Party. The other Party may elect, at its sole discretion and at its sole expense, to continue Patent Prosecution of the Discontinued Patent as the then current Patent Prosecution Party if such Discontinued Patent is a Joint Patent Right or is exclusively licensed to such Party hereunder (if not a Joint Patent Right), except to the extent such Discontinued Patent has also been exclusively licensed to a Third Party having patent prosecution rights; provided, however, that Bayer or ZGEN, respectively, may elect not to prepare and file in one or more countries or territories a patent application that would become Bayer Technology (other than Joint Project Technology) or ZGEN Technology (other than Joint Project Technology), respectively, without having such potential patent application be deemed to be a Discontinued Patent. The Party so continuing shall own any such Discontinued Patent, and the Party electing to discontinue support shall execute such documents of transfer and assignment and perform such acts as may be reasonably necessary to transfer sole ownership of the Discontinued Patent to the other Party and enable the other Party to continue Patent Prosecution of the Discontinued Patent, if the other Party elects to do so. In the event that the other Party continues Patent Prosecution of a Discontinued Patent, such Discontinued Patent shall be considered Joint Patent Rights.

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11.4	Defense and Enforcement Actions

11.4.1 Notification

During the Term, each Party shall, as soon as reasonably practicable after it becomes aware of the relevant event, notify the other Party of:

(a) any attack on the validity or enforceability of the Bayer Enabling Technology, the ZGEN Enabling Technology or the Project Technology; or

(b) any infringement or misappropriation of the Bayer Enabling Technology, the ZGEN Enabling Technology or the Project Technology.

11.4.2 Parties’ Roles

(a) Each Patent Prosecution Party shall have the primary right, but not the obligation, to take action with regard to a suspected infringer or party claiming invalidity of such Patent Prosecution Party’s Enabling Technology or Project Technology, including sending a cease-and-desist letter or filing a legal action.

(b) If the Patent Prosecution Party files such an action, it shall have the right, at its own expense, to control such lawsuit and be represented by counsel of its choosing. The other Party shall have the right, at its own expense, to be represented in such action by its own counsel.

(c) If:

(i) the Patent Prosecution Party fails to take action with respect to a suspected infringer within [    *    ] after receiving notice pursuant to Section 11.4.1; and

(ii) the other Party is not in default under this Agreement;

(iii) the suspected infringer is developing making, using, importing, offering to sell or selling a product containing a form of thrombin; and

(iv) the suspected infringer’s activities that are alleged to infringe are occurring in the other Party’s portion of the Territory,

then the other Party shall have the right to take action with respect to the suspected infringer, by counsel of its own choice and at its own expense.

(d) Each Party shall provide reasonable cooperation and assistance and shall execute such legal papers that are necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit. Neither Party may enter into a settlement or consent judgment or other voluntary final disposition of a suit under this Section 11.4.2 that materially affects the other Party’s rights or interests without the consent of the other Party, which consent shall not be unreasonably withheld.

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11.4.3 Sharing of Awards

Any award granted in a legal proceeding covered by Section 11.4.2 shall be used to reimburse the Party (either ZGEN or Bayer) that filed the proceeding and the other Party, if it was required or requested to join as a party, for their legal costs, including attorneys’ fees, expert fees and court costs.

(a) Except as provided in Sections 11.4.3(b) and (c), the remainder of any such award shall be shared as follows:

(i) to the extent calculated based on the infringer’s sales or other activities in the ZGEN Territory, the award shall be shared [    *    ] between ZGEN and Bayer; and

(ii) to the extent calculated based on the infringer’s sales or other activities in the Bayer Territory, the award shall be shared [    *    ] between ZGEN and Bayer.

(b) If any award was made in a suit where Bayer filed the suit after ZGEN failed to take action, as the party responsible under Section 11.4.2, within the applicable prescribed time period, then one hundred percent (100%) of the award remaining after reimbursement of legal costs shall be retained by Bayer.

(c) If any award was made in a suit where ZGEN filed the suit after Bayer failed to take action, as the party responsible under Section 11.4.2, within the applicable prescribed time period, then one hundred percent (100%) of the award remaining after reimbursement of legal costs shall be retained by ZGEN.

11.5	Patent Term Extensions

ZGEN will keep Bayer informed regarding the seeking of any available extension of the term of any Joint Patent Rights in the Territory and of any available extension of the term of any Patent Rights within the ZGEN Enabling Technology related to Licensed Product or ZGEN Project Technology in each case in the Bayer Territory, including supplemental protection certificates. Bayer will keep ZGEN informed regarding the seeking of any available extension of term for any Joint Patent Rights in the Territory and of any available extension of the term of any Patent Rights within the Bayer Enabling Technology related to Licensed Product or Bayer Project Technology in each case in the ZGEN Territory, including supplemental protection certificates. The Parties shall cooperate to obtain such extensions contemplated by this Section 11.5. Such cooperation shall include:

(a) having the Patent Contacts develop a strategy to obtain available extensions;

(b) advising each other in a timely manner of any action by any Regulatory Authority that is pertinent to any such extension;

(c) reasonably supplying each other with all information in its control pertaining to the extension of any such Patent Rights; and

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(d) cooperating with each other to execute all supporting affidavits or documents required in connection with the extension of any such Patent Rights.

11.6	Infringement of Third Party Patents

If either Party or its Affiliates receives a written notice from a Third Party alleging that the Development or Commercialization of a Licensed Product infringes or otherwise violates the intellectual property rights of such Third Party, then such Party shall promptly notify the other Party in writing of the allegation. As soon as reasonably practicable after the receipt of notice under this Section 11.6, the Parties shall meet and consider the appropriate course of action with respect to the allegation. The Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use commercially reasonable efforts to mutually agree upon an appropriate course of action, including, as appropriate, choice of outside counsel, the preparation of material court filings and any discussions concerning a potential defense and/or settlement of any such claim; provided that each Party shall have the right to defend any action naming it. Neither Party may enter into a settlement or consent judgment or other voluntary final disposition of a suit under this Section 11.6 that materially affects the other Party’s rights or interests without the consent of the other Party, which consent shall not be unreasonably withheld. For the sake of clarity, the rights and obligations in this Section 11.6, relating to notice, cooperation and limitations on settlement shall apply even if only one Party defends the relevant action.

ARTICLE TWELVE

Payment, Records and Audit

12.1	Payments

12.1.1 Payment Instructions

All payments to be made under this Agreement will be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by the Party to receive the payment.

12.1.2 Royalty Payments

All Royalties payable to ZGEN under this Agreement will be paid within [    *    ] of the end of each calendar quarter. Each payment of Royalties owing to ZGEN will be accompanied by a statement setting forth:

(a) on a Licensed Product-by-Licensed Product and country-by-country basis:

(i) the amount of gross sales;

(ii) an itemized calculation of Net Sales;

(iii) number of units sold; and

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(iv) applicable Royalty rates

by Bayer, its Affiliates and Sublicensees in the Bayer Territory during such calendar quarter;

(b) the amount of aggregate gross sales of Licensed Product and Net Sales in the Bayer Territory by Bayer, its Affiliates and Sublicensees during such calendar quarter; and

(c) on a cumulative basis for the current year, the amount of Royalty due on Net Sales during such calendar quarter.

12.1.3 Foreign Exchange Conversion

Royalties and any other payments due under this Agreement that are calculated based on amounts received by Bayer in currencies other than Dollars will be converted into the Dollar equivalent at the applicable exchange rates published on the last business day of the month for the calendar quarter to which such payments relate, as reported in the on-line edition of The Wall Street Journal or in any other publication as agreed upon by the Parties. The Parties may agree upon an alternative publication for reporting foreign exchange reference rates without the need for an amendment to this Agreement.

12.1.4 Late Payments

Any amounts not paid by a Party when due under this Agreement will be subject to interest from and including the date payment is due through and including the date on which the paying Party makes a wire transfer of immediately available funds into an account designated by the receiving party of such payment at a rate equal to the lesser of (i) the sum of [    *    ] percent ([    *    ]%) plus the annual prime rate or successive annual prime rates of interest quoted in the Money Rates section of the on-line edition of The Wall Street Journal (currently at http://www.interactive.wsj.com) calculated daily on the basis of a 365-day year or (ii) the highest rate permitted by applicable law.

12.1.5	Taxes

Generally, the Parties agree to make all lawful and reasonable efforts to minimize taxes, including withholding tax and VAT e.g., participating in an inward processing relief program, if applicable. With regard to any taxes, assessments and fees to be withheld from a payment under this Agreement under the laws, rules or regulations of any foreign country, they will be promptly paid by the responsible Party to the appropriate governmental authority, and the paying Party will furnish the other Party with a copy of the original official receipt for the payment of such tax within thirty (30) days of payment. The Parties agree to make all lawful and reasonable efforts to minimize such taxes, assessments and fees, including claiming on behalf of the other Party the benefits of any available Treaty on the Avoidance of Double Taxation that applies to any such payments.

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12.2	Records; Audit

Each Party will keep or cause to be kept such records as are required in sufficient detail to track and determine (in accordance with GAAP or IAS/IFRS) the accuracy of calculations of all sums or credits due under this Agreement including, in the case of Bayer, to accurately account for the calculations of all Royalties due for Licensed Product under this Agreement and, in the case of ZGEN, to accurately account for the calculations of the Transfer Prices charged to Bayer under the Manufacturing Agreements. Such records will be retained for a period of the longer of (i) a [    *    ] period following the year in which any payments were made hereunder and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or such longer period as may be required by law. Once per calendar year, each Party will have the option to engage (at its own expense) an independent certified public accountant, who is bound by appropriate conditions of confidentiality and reasonably acceptable to the other Party, to examine in confidence the books and records of the other Party as may be necessary to determine, with respect to the preceding [    *    ], the correctness or completeness of any report or payment required to be made under this Agreement; provided however, that the books and records for any particular calendar year will only be subject to one (1) audit. The report of such accountant will be limited to a certificate verifying any report made, payment submitted or price charged during such period or identifying any overpayment or underpayment, accompanied by an explanation of the basis for its determination of such overpayment or underpayment. In addition, if the accountant is unable to verify the correctness of any such payment or charge, the accountant shall provide information relating to why such payment or charge is unverifiable. The results of any audit performed under this Section 12.2 may be disputed by the Party whose records were audited in accordance with Article 18. If the audit reveals any underpayment or over-charge, then the Party whose records were audited will pay any underpayment or over-charge to the other Party, together will all interest accrued thereon, promptly after its receipt of the audit report or, if disputed, promptly after resolution of such dispute. If any audit performed under this Section 12.2 discloses a variance of more than [    *    ] percent ([    *    ]%) from the amount of the original report or invoice of the audited Party (showing the calculation of a Royalty under Section 10.3 or the Transfer Price under the Manufacturing Agreements), the audited Party will bear the full cost of the performance of such audit. The result of the audit and the audit report shall be treated as Confidential Information subject to Article 14. Upon the expiration of [    *    ] following the end of any calendar year, the calculation of any such amounts payable or charged with respect to such calendar year will be binding and conclusive upon the Parties.

ARTICLE THIRTEEN

Publications

13.1	Procedure

(a) The Parties recognize that the publication of papers regarding results of and other information involving the activities under this Agreement (including oral presentations and abstracts) may be beneficial to both Parties.

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(b) Except for disclosure relating to Clinical Trials commenced prior to the Effective Date, each Party will have the right to review and comment on any proposed disclosure by the other Party (including oral presentations and abstracts) relating to Project Technology, an Initial Licensed Product or a Collaboration Product. Before any paper is submitted for publication or an oral presentation made, the Party wishing to publish will deliver a complete copy of the paper or materials and abstracts for oral presentation to the other Party at least [    *    ] prior to submitting the paper to a publisher or making the presentation. The non-publishing Party will review any such paper and give its comments to the publishing Party within [    *    ]. Each Party will comply with the other Party’s request to delete references to the other Party’s Confidential Information in any publication and agrees to withhold publication of same for an additional [    *    ] in order to permit one or both of the Parties to file a patent application, if either or both of the Parties deem it necessary, in accordance with the terms of this Agreement.

13.2	Credit

Any such publication or presentation will include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgment as may be appropriate.

ARTICLE FOURTEEN

Confidentiality

14.1	Treatment of Confidential Information

(a) The Parties agree that during the Term, and for a period of [    *    ] years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (i) maintain such Confidential Information in confidence to the same extent such Party maintains its own confidential or proprietary information or trade secrets of similar kind and value; (ii) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing Party, except for disclosures to its Affiliates and sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 14; and (iii) not use Confidential Information for any purpose except those purposes contemplated by this Agreement.

(b) Neither Party will knowingly disclose to the other Party any Third Party information or know-how that such Party (i) does not have the legal right to disclose to the other Party and/or (ii) has a contractual obligation not to disclose to the other Party.

14.2 Authorized Disclosure

Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party:

(a) to the extent and to the persons and entities as required by an applicable law, rule, regulation, legal process, court order or the rules of any securities exchange on which any security issued by either Party is traded or of a Regulatory Authority; or

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(b) as necessary to file, prosecute or defend those patent applications or patents for which either Party has the right to assume filing, prosecution, defense or maintenance, pursuant to Section 11.3; or

(c) to prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any disclosure is necessary.

The Party required or intending to disclose the other Party’s Confidential Information under Section 14.2(a) or (c) will first have given prompt notice to the other Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by the other Party. In addition, in the case of a disclosure required to comply with the rules of any securities exchange, the Party required or intending to disclose the other Party’s Confidential Information will provide the other Party with a reasonable opportunity to review such disclosure prior to its public release or filing with a Regulatory Authority and will consider in good faith reasonable changes to such disclosure requested by the other Party.

14.3	Materials

Pursuant to this Agreement, the Parties anticipate that one Party may supply certain Materials (other than Licensed Product or Bulk Drug Substance) to the other Party. Subject to the terms of any applicable manufacturing and supply agreement between the Parties, the receiving Party agrees that it will (i) use any Materials (other than Licensed Product or Bulk Drug Substance) supplied by the other Party only in accordance with the terms and conditions of this Agreement, (ii) transfer Materials (other than Licensed Product or Bulk Drug Substance) supplied by the other Party only to a Third Party that has agreed in writing to be bound by obligations of confidentiality and non-use at least as restrictive as set forth herein and to use the Materials only in accordance with the terms of this Agreement and (iii) promptly thereafter provide notice of the transfer to the other Party.

14.4	Publicity; Terms of Agreement

The Parties will mutually agree upon the text of a press release announcing the execution of this Agreement. Thereafter, if either Party desires to make a public announcement concerning this Agreement or the terms hereof that differs from this mutually agreed upon text, the Party will give reasonable prior advance notice of the proposed text of the announcement to the other Party for its prior review and approval, the approval not to be unreasonably withheld or delayed. A Party will not be required to seek permission from the other Party to repeatedly publish any information as to the terms of this Agreement that have already been publicly disclosed by such Party, in accordance with the foregoing, or by the other Party. Either Party may disclose the terms of this Agreement to potential investors under appropriate conditions of confidentiality. The Parties acknowledge that ZGEN and/or Bayer may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (the “SEC”) or its equivalent in each country in the Bayer Territory with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended, or the equivalent in each

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country in the Bayer Territory. Each Party will be entitled to make the filing(s) and will have the right to exercise its sole discretion regarding any request for confidential treatment for this Agreement or any provision of this Agreement. In the event of any request for confidential treatment, the filing Party will provide the non-filing Party with an advance copy of this Agreement is marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon. Each Party will give the other reasonable prior notice of any announcement relating to activities concerning Licensed Product.

14.5	Use of Names, Logos or Symbols

Subject to the licenses granted under Sections 2.1 through 2.3, the provisions of Section 8.3 and the authorized disclosure provisions under Sections 14.2 and 14.4, the Parties will not use the name, logo, Product Trademarks, physical likeness, employee names or owner symbol of the other Party for any purpose (including private or public securities placements) without the prior written consent of the affected Party, the consent not to be unreasonably withheld or delayed so long as the use of name (a) is limited to objective statement of fact rather than for endorsement purposes; (b) is in connection with this Agreement or a Licensed Product or (c) is otherwise required by law. Except as provided in this Agreement, neither Party will use any Trademark either substantially resembling or that is likely to cause confusion with any of the other Party’s Product Trademarks in connection with the subject matter of this Agreement.

ARTICLE FIFTEEN

Representations, Warranties and Covenants

15.1	Representations and Warranties of Bayer

Bayer hereby represents and warrants to ZGEN that as of the Effective Date:

15.1.1 Corporate Existence, Power and Authority

It is a corporation duly organized, validly existing and in good standing under the laws of Germany and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement and to perform its obligations hereunder including the right to grant the licenses granted hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

15.1.2 Binding Agreement

This Agreement has been duly executed and delivered on behalf of Bayer and constitutes a legal, valid and binding obligation of Bayer that is enforceable against it in accordance with its terms.

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15.1.3 No Conflict

The execution, delivery and performance of this Agreement by Bayer does not conflict with and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.1.4 Validity

It is not aware of any action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement.

15.1.5 Expertise

In entering into this Agreement, based on information and materials provided by ZGEN, Bayer has relied on its own scientific and commercial experience and its own analysis and evaluation of both the scientific and commercial value of the Initial Licensed Products.

15.1.6 Business Condition

It is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate would reasonably likely have a materially adverse effect on its business or financial condition. Except as may be set forth in any documents required to be filed by it under the Securities Act of 1933 or Exchange Act of 1934 or any foreign equivalents thereof, it is not aware of any facts or circumstances, individually or in the aggregate, that would reasonably likely have a materially adverse effect on its business or financial condition.

15.2	Representations and Warranties of ZGEN

ZGEN hereby represents and warrants to Bayer that as of the Effective Date:

15.2.1 Corporate Existence, Power and Authority

It is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement and to perform its obligations hereunder including the right to grant the licenses granted hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

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15.2.2 Binding Agreement

This Agreement has been duly executed and delivered on behalf of ZGEN and constitutes a legal, valid and binding obligation of ZGEN that is enforceable against it in accordance with its terms.

15.2.3 No Conflict

The execution, delivery and performance of this Agreement by ZGEN does not conflict with and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

15.2.4 Validity

It is not aware of any action, suit, inquiry or investigation instituted by any Third Party that questions or threatens the validity of this Agreement.

15.2.5 Business Condition

It is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate would reasonably likely have a materially adverse effect on its business or financial condition. Except as may be set forth in any documents filed with the SEC, as required to be filed by it under the Securities Act of 1933 or Exchange Act of 1934, as the case may be, it is not aware of any facts or circumstances, individually or in the aggregate, that would reasonably likely have a materially adverse effect on its business or financial condition.

15.2.6 Intellectual Property

(a) To its Knowledge (i) it has not received any [    *    ] from a Third Party that any patent within the ZGEN Enabling Technology is invalid or unenforceable and (ii) no patent application or patent within the ZGEN Enabling Technology is subject to interference, reexamination, reissue, revocation, opposition, appeal or other administrative proceedings.

(b) It Controls the ZGEN Enabling Technology, and has the right and authority to grant the rights and licenses granted pursuant to the terms and conditions of this Agreement. It has not granted any right, license, or interest in, to, or under the ZGEN Enabling Technology that is inconsistent with the rights, licenses, and interests granted under the terms and conditions of this Agreement.

(c) It has not placed, and to its Knowledge there does not exist, upon the ZGEN Enabling Technology any encumbrance, charge or lien.

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(d) Exhibit H is an accurate list of all Patent Rights that are Controlled by it and which are necessary for the Development and/or Commercialization of the Initial Licensed Products. The Patent Rights listed on Exhibit H have been filed and maintained in a manner consistent with its standard practice in each applicable country in the Territory and all applicable fees have been paid on or before the due date for payment.

(e) It has no Knowledge of (i) any actual or threatened infringement by any Third Party of the Patent Rights within the ZGEN Enabling Technology or (ii) the manufacture by any Third Party (other than ZGEN’s contract manufacturers) of Recombinant Thrombin. Furthermore, it has no Knowledge of any claim, litigation, action, suit, proceeding, investigation, arbitration or other proceedings pending or threatened affecting, in whole or in part, the ZGEN Enabling Technology, and there is not currently outstanding any unsatisfied judgment or outstanding order, injunction, decree, stipulation or award, in whole or in part, against any of the ZGEN Enabling Technology.

(f) It has disclosed to Bayer in writing a list of [    *    ] patents that have been assessed by or for ZGEN [    *    ]; provided that the presence of a patent on such list does not mean that [    *    ] about whether any claim of the listed patent [    *    ] or whether such [    *    ].

(g) To its Knowledge, all inventors of inventions claimed in the Patent Rights listed on Exhibit H have assigned, or have a contractual obligation to assign, their entire right, title and interest in and to such inventions to ZGEN and the inventors listed are correct and there are no claims or assertions in writing regarding the inventorship of such Patent Rights alleging that additional or alternative inventors ought to be listed.

15.2.7 Provision of Information

To its Knowledge, it has provided complete and accurate factual responses to all requests for information that were made in writing by Bayer related to this Agreement; provided that ZGEN does not represent or warrant that it has provided, or will provide, any opinions or analyses, or that any opinions or analyses provided to Bayer by or on behalf of ZGEN are complete or accurate. In addition, it has made available to Bayer all other information that, to ZGEN’s Knowledge, is (a) material to the [    *    ] of the Initial Licensed Products and Bulk Drug Substance and (b) material to [    *    ].

15.2.8 No Untrue Statement

Neither it nor any of its officers, employees or agents has made an untrue statement of a material fact to any Regulatory Authority with respect to the Initial Licensed Products or Bulk Drug Substance (whether in any submission to such Regulatory Authority or otherwise), or knowingly failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Initial Licensed Products or Bulk Drug Substance.

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15.2.9 Agreements with Third Parties

It has maintained, is in compliance with, and has received no notice of default under any agreements with Third Parties relating to the Initial Licensed Products. [    *    ].

15.3	Mutual Covenants

Each Party hereby covenants to the other Party as of the Effective Date as follows:

15.3.1 No Conflict

It will not during the Term grant any right, license, consent or privilege to any Third Party(ies) in the Territory that would conflict with the rights granted to the other Party under this Agreement, and will not take any action that would in any way prevent it from assuming its obligations or granting the rights granted to the other Party under this Agreement or that would otherwise materially conflict with or adversely affect its obligations or its assumption of the rights granted to the other Party under this Agreement.

15.3.2 Regulatory Data

It will store and provide the other Party access to source data supporting all Regulatory Filings and Regulatory Approvals for the longer of (i) [    *    ] from the date of generation of such data and (ii) the time period required by any applicable Regulatory Authority in the Territory.

15.3.3 No Debarment

In the course of the Development, Commercialization and any permitted manufacture of Licensed Product during the Term, it will not knowingly use any employee or consultant who is or has been debarred by a Regulatory Authority or, to the best of such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority.

15.3.4 Compliance

It will comply with all applicable Drug Laws in carrying out its Development and Commercialization of Licensed Product (and Bulk Drug Substance incorporated therein).

15.3.5 Territorial Restrictions

Bayer will not use the ZGEN Technology and ZGEN will not use the Bayer Technology outside the scope of any licenses so granted. Without limiting the generality of the previous sentence, except as permitted under the Co-Promotion Agreement and subject to Section 17.1(b), (i) neither Party will sell or pursue a policy of directly or indirectly selling, advertising, promoting or marketing any Licensed Product outside of its portion of the Territory, (ii) each Party will use commercially reasonable efforts to prevent the unauthorized importation or distribution of Licensed Product into the other Party’s portion of the Territory and (iii) if either Party grants to any of its Affiliates or any Third Party the right to sell or offer to sell Licensed

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Product or Bulk Drug Substance, it shall include in the relevant agreement a provision prohibiting such Affiliate or Third Party from selling or offering to sell Licensed Product and Bulk Drug Substance outside such Party’s portion of the Territory.

15.3.6 No Misappropriation

It will not knowingly misappropriate the trade secret of a Third Party in its activities to Develop or Commercialize Licensed Product.

15.4	Acknowledgement; Disclaimers

(a) Bayer confirms that ZGEN has made available to Bayer the eCTD for the Initial Licensed Product described in paragraph 1(a) of Exhibit G, the IND for the Initial Licensed Products described in paragraphs 1(a) and (b) of Exhibit G, ZGEN’s FDA correspondence log for the Initial Licensed Products, the Third Party Agreement listed in Exhibit A, and the Manufacturing Services Agreement relating to rhThrombin between [    *    ] and ZGEN dated as of January 1, 2006 (the “[    *    ] Agreement”), and has given Bayer an opportunity to ask questions relating thereto.

(b) Nothing in this Agreement shall be construed as: (a) a warranty or representation by ZGEN as to the validity, enforceability or scope of any patent; or (b) a warranty or representation that anything made, used, sold otherwise disposed of under any licensed granted in this Agreement is or will be free from infringement of patents or other intellectual property rights of Third Parties.

(c) EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE LICENSE GRANTS, MATERIALS, CONFIDENTIAL INFORMATION AND, AS THE CASE MAY BE, BAYER TECHNOLOGY AND ZGEN TECHNOLOGY PROVIDED HEREUNDER ARE BEING PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 15, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER UNDER THIS AGREEMENT OR REGARDING THE MATERIALS, CONFIDENTIAL INFORMATION AND, AS THE CASE MAY BE, BAYER TECHNOLOGY AND ZGEN TECHNOLOGY. EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGEMENT.

ARTICLE SIXTEEN

Indemnification and Insurance

16.1	Indemnification by ZGEN

(a) Except to the extent described in Section 16.1(c), ZGEN hereby agrees to defend, hold harmless and indemnify Bayer and its Affiliates, agents, directors, officers and employees (the “Bayer Indemnitees”) from and against any and all Losses resulting from any Third Party claims, suits, actions or demands arising out of:

(i) any of ZGEN’s representations and warranties set forth in this Agreement being untrue when made;

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(ii) any material breach or material default by ZGEN of its covenants, agreements or obligations under this Agreement;

(iii) failure by ZGEN to conduct a Recall following notice from Bayer of Safety Issues as described in Section 7.10(b); and/or

(iv) any negligent act or omission or intentional misconduct by ZGEN or any of its Affiliates in the development (including conduct of Clinical Trials), testing, use, storage, handling, packaging, labeling, manufacture, delivery, supply, marketing, sale, distribution or promotion of Bulk Drug Substance or any Licensed Product.

(b) To be eligible to be so indemnified as described in this Section 16.1, the Bayer Indemnitees must provide ZGEN with prompt written notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 16.1 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of the Bayer Indemnitees). ZGEN will be relieved of its obligations only if any failure by the Bayer Indemnitees to deliver prompt notice is prejudicial to its ability to defend such claims, suits, actions or demands. Bayer will have the right to retain its own counsel, at its own expense. ZGEN will not settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, in a manner that would materially adversely affect Bayer, without Bayer’s prior written consent.

(c) ZGEN’s obligation to defend, hold harmless and indemnify the Bayer Indemnitees pursuant to this Section 16.1 will not apply to the extent of any Losses for which Bayer is obligated to indemnify the ZGEN Indemnitees pursuant to Section 16.2.

16.2	Indemnification by Bayer

(a) Except to the extent described in Section 16.2(c), Bayer hereby agrees to defend, hold harmless and indemnify ZGEN and its Affiliates, agents, directors, officers and employees (the “ZGEN Indemnitees”) from and against any and all Losses resulting from Third Party claims, suits, actions or demands arising out of:

(i) any of Bayer’s representations and warranties set forth in this Agreement being untrue when made;

(ii) any material breach or material default by Bayer of its covenants, agreements or obligations under this Agreement;

(iii) failure by Bayer to conduct a Recall following notice from ZGEN of Safety Issues as described in Section 7.10(b); and/or

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(iv) any negligent act or omission or intentional misconduct by Bayer or any of its Affiliates in the development (including conduct of Clinical Trials), testing, use, storage, handling, packaging, labeling, manufacture, delivery, supply, marketing, sale, distribution or promotion of any Licensed Product.

(b) To be eligible to be indemnified as described above in this Section 16.2, the ZGEN Indemnitees must provide Bayer with prompt written notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 16.2 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of ZGEN Indemnitees). Bayer will be relieved of its obligations only if any failure by the ZGEN Indemnitee to deliver prompt notice is prejudicial to its ability to defend such claims, suits, actions or demands. ZGEN will have the right to retain its own counsel, at its own expense. Bayer will not settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, in a manner that would materially adversely affect ZGEN, without ZGEN’s prior written consent.

(c) Bayer’s obligation to defend, hold harmless and indemnify the ZGEN Indemnitees pursuant to this Section 16.2 will not apply to the extent of any Losses for which ZGEN is obligated to indemnify the Bayer Indemnitees pursuant to Section 16.1.

16.3	Insurance

During the Term and for a period of [    *    ] after the expiration of this Agreement or the earlier termination thereof, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance (including any self-insured arrangements); provided that Clinical Trial insurance policies will be required only while trials are ongoing. Such product liability insurance or self-insured arrangements shall insure against all liability, including personal injury, physical injury or property damage arising out of the manufacture, sale, distribution or marketing of the Licensed Product in such Party’s portion of the Territory. Such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 16. Each Party will provide the other Party with a copy of the certificate of insurance or other evidence of such insurance and/or self-insurance, upon request. Each Party will use commercially reasonable efforts to provide the other Party with written notice at least [    *    ] prior to the cancellation of, non-renewal of or material change in such insurance or self-insurance that materially adversely affects the rights of the other Party hereunder.

16.4	Limitation of Liability

EXCEPT FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 14, NEITHER IT NOR ITS RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES MEASURING LOST PROFITS OR BUSINESS OPPORTUNITIES. THIS SECTION 16.4, WILL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTIONS 16.1 THROUGH 16.3.

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ARTICLE SEVENTEEN

Term and Termination

17.1	Term

(a) This Agreement shall be effective for the period (“Term”) starting on the Effective Date and, unless earlier terminated pursuant to this Article 17, ending on the later of:

(i) the date on which the Parties terminate the last to be terminated of all Development programs for all Collaboration Products; or

(ii) the expiration of the last to expire of any Royalty Period for any Licensed Product.

(b) Unless this Agreement is terminated prior to the expiration of the Term, the licenses granted in Section 2.1 and Section 2.2(a) with respect to a Licensed Product shall be irrevocable, fully paid-up and continue on a non-exclusive basis in a country in the Bayer Territory after the end of the Royalty Period for the Licensed Product in that country. Unless this Agreement is terminated prior to the expiration of the Term, the licenses granted in Section 2.3(a) and (b) and Section 2.2(b) with respect to a Licensed Product shall continue on a non-exclusive basis in a country in the ZGEN Territory upon the expiration of the last to expire of any Patent Rights within the Bayer Technology that, but for the license granted herein, would be infringed by the use, sale, manufacture, offer to sell or import of the Licensed Product in that country.

17.2	Regulatory Deadlines

(a) If Bayer has not submitted a Drug Approval Application in Europe for one or more of the Initial Licensed Products on or before the [    *    ] anniversary of the Effective Date, this Agreement shall terminate on the [    *    ] anniversary of the Effective Date.

(b) If no Initial Licensed Product has received Regulatory Approval in the ZGEN Territory by [    *    ], then Bayer may terminate this Agreement on or before [    *    ] upon giving written notice of termination to ZGEN.

(c) Upon termination pursuant to this Section 17.2, Bayer will promptly take the actions set forth in Section 17.7 to facilitate ZGEN’s (or its nominee’s) expeditious assumption, with as little disruption as reasonably possible, of the continued Development and Commercialization of Licensed Products in the Bayer Territory.

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17.3	Material Breach

Bayer and ZGEN shall each have the right to terminate this Agreement, including the licenses granted herein, in the event that any term or condition of this Agreement is materially breached by the other Party, and such breach is not remedied within a period of [    *    ] after the breaching Party’s receipt of written notice of such breach. The foregoing [    *    ] period shall toll during any period in which the Parties are seeking to resolve a bona fide dispute relating to the alleged breach pursuant to Article 18. If a breach is corrected within the [    *    ] period, this Agreement and the rights granted hereunder shall continue in full force and effect.

17.4	Termination of License With Respect to Contested Patent Rights

Either ZGEN, as the licensor of ZGEN Technology under this Agreement, or Bayer, as the licensor of Bayer Technology under this Agreement, may at its option terminate this Agreement if the other Party commences any action or asserts any formal position in any forum (including a court, a patent office or an arbitral tribunal, and whether in the form of petitions for declaratory relief, claims, counterclaims, defenses, interferences, petitions for reexamination, oppositions or otherwise) that any of the licensor’s Patent Rights are invalid or unenforceable. Termination pursuant to this Section 17.4 will be effective upon written notice to the Party that commenced the action or asserted the formal position.

17.5	Bankruptcy

(a) Either Party may terminate this Agreement if the other Party (the “Bankrupt Party”): (i) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (ii) proposes a written agreement of composition or extension of its debts; (iii) is served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, which petition is not dismissed within [    *    ] after the filing thereof; (iv) has a warrant of attachment, execution, or similar process issued against it, filed in any insolvency proceeding, and the petition is not dismissed or stayed within [    *    ] after the filing thereof; (v) proposes to be a party to any dissolution or liquidation; or (vi) makes an assignment for the benefit of creditors.

(b) All rights and licenses granted under or pursuant to this Agreement by ZGEN or Bayer are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Bankrupt Party under the United States Bankruptcy Code, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, and same, if not already in the other Party’s

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possession, will be promptly delivered to the other Party (i) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request therefor, unless the Bankrupt Party (or a trustee on behalf of the Bankrupt Party) elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party, upon written request therefor by the other Party.

17.6	Termination for Convenience by Bayer

Bayer may at its option, at any time during the Term, terminate this Agreement by giving ZGEN [    *    ] prior written notice. Except as otherwise provided below in this Section 17.6 or as otherwise directed by ZGEN, this Agreement shall continue in full force and effect through the [    *    ] notice period above (the “Termination Notice Period”) and the Parties shall continue to Develop and Commercialize Licensed Products in the Territory in accordance with this Agreement during the Termination Notice Period. All Development Expenses for Joint Activities, including activities related to Clinical Trials, that are ongoing and have been approved by the JSC as of the commencement of the Termination Notice Period shall be shared by the Parties as set forth in Section 6.5, and Sales Milestone Payments shall continue to be payable in connection with Sales Milestone Events that occur during the Termination Notice Period. For the avoidance of doubt, ZGEN shall be responsible for paying for all costs and expenses for any Clinical Trial or other Development activity newly commenced by ZGEN and not approved by the JSC prior to the commencement of the Termination Notice Period. During the Termination Notice Period, to the extent set forth or requested in one or more written notices from ZGEN to Bayer hereunder and, in any event upon the expiration of the Termination Notice Period, whether or not any such notice is given by ZGEN, Bayer will promptly take the actions set forth in Section 17.7 to facilitate ZGEN’s (or its nominee’s) expeditious assumption, with as little disruption as reasonably possible, of the continued Development and Commercialization of Licensed Products in the Bayer Territory. The provisions of Article 14 shall not apply to discussions between ZGEN and a potential alternative partner during the Termination Notice Period, and Bayer shall take such steps as ZGEN may reasonably request to facilitate the consummation of an agreement between ZGEN and a potential alternative partner.

17.7	Transition Following Termination for Bayer’s Convenience or Passing of Regulatory Deadlines

Upon the termination of this Agreement pursuant to Section 17.2 or Section 17.6, Bayer shall, among other things, take the steps described in this Section 17.7 at its sole cost and expense.

(a) Bayer will within such period as the Parties may in good faith agree upon, return, or at ZGEN’s request, destroy all ZGEN Confidential Information and ZGEN Technology (other than Joint Project Technology) and provide ZGEN with certification by an officer of Bayer that all such materials have been returned to ZGEN or destroyed. Bayer may maintain one (1) archival copy of Confidential Information related to ZGEN Technology and ZGEN Confidential Information for its legal files, for the sole purpose of determining its obligations hereunder.

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(b) Bayer will promptly transfer to ZGEN ownership of all Regulatory Filings and Regulatory Approvals in the Bayer Territory then in Bayer’s name for all Licensed Product and will notify the appropriate Regulatory Authorities in the Bayer Territory and take any other action reasonably necessary to effect such transfer of ownership. Bayer will grant to ZGEN a paid up, royalty-free, non-exclusive, worldwide license under Bayer’s copyrights in all Promotional Materials and under Bayer’s interest in the Product Trademarks. If ownership of a Regulatory Filing or Regulatory Approval in any country in the Bayer Territory cannot be transferred from Bayer to ZGEN, Bayer will grant to ZGEN an exclusive right of access and reference to the Regulatory Filing or Regulatory Approval in such country in order to enable ZGEN to become a sponsor and party of record of an IND. If such right of access and reference is not sufficient to permit ZGEN to file a Drug Approval Application and receive Regulatory Approval or to Commercialize Licensed Product in the Bayer Territory, Bayer will provide ZGEN with any and all information necessary for ZGEN to carry out such activities.

(c) If applicable, ZGEN will have the right for [    *    ] after termination to use Bayer’s Product Trademarks in the selling of any existing inventory of Licensed Product(s) in the Bayer Territory and to use Promotional Materials it then has on hand, but only if ZGEN promptly creates new Promotional Materials (that do not use Bayer’s corporate name and/or logo).

(d) If this Agreement is terminated pursuant to Section 17.2(a) or Section 17.6, the license granted by Bayer to ZGEN under Section 2.3 will survive such termination, except that the rights conferred thereunder will become worldwide upon such termination.

(e) Bayer will within [    *    ], at the request of ZGEN, assign to ZGEN all of Bayer’s rights and obligations under any then-existing Third Party Agreement and will not (until receiving notice of whether or not ZGEN desires such an assignment) terminate or amend any such Third Party Agreement; provided, however, that Bayer shall have no such duty to assign if any such Third Party Agreement is not assignable under its terms or if consent to assignment is withheld by the Third Party. Otherwise, Bayer will, at the request of ZGEN, sublicense (if sublicensable under its terms) to ZGEN all of Bayer’s rights and obligations under any then-existing Third Party Agreements and will not (until receiving notice of whether or not ZGEN desires such a license) terminate or amend any such Third Party Agreement. The assignment or sublicense will be made for no additional consideration and be under the same terms and conditions as the underlying agreement.

(f) Bayer will conduct an orderly transition of rights and responsibilities with respect to Licensed Product in the Bayer Territory from Bayer to ZGEN or to a Third Party, as the case may be. Further, Bayer will cooperate and assist ZGEN to effect any such transition of rights and responsibilities in an orderly, reasonable and businesslike manner. The assistance will include (i) making its personnel and other resources reasonably available to ZGEN and (ii) transferring copies of all relevant information, files or data containing Bayer Technology or ZGEN Technology and all Materials to ZGEN, in both cases under clauses (i) and (ii) as necessary for ZGEN to Develop, manufacture or Commercialize Licensed Product in the Bayer Territory.

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17.8	Effects of Termination and Expiration

(a) The following provisions will remain in full force and effect after the expiration or termination of this Agreement: Article 1 (Definitions); Article 12 (Payments, Records and Audit only with respect to accrued rights and obligations as to payments); Article 13 (Publications); Article 14 (Confidentiality); Section 15.4 (Disclaimers); Article 16 (Indemnification and Insurance); Article 17 (Term and Termination); Article 18 (Dispute Resolution); and Article 19 (General).

(b) Subject to the licenses that survive termination, the Parties will retain their respective ownership rights as set forth in Section 11.1. To the extent that it is not already the case, the Parties shall have the right to publish under Article 13.

(c) Except as expressly set forth in this Section 17.8 or 17.9, all other rights and obligations under this Agreement will terminate upon termination of this Agreement in accordance with this Article 17. Without limiting the foregoing, upon termination of this Agreement by Bayer under Section 17.3 (for ZGEN’s material breach), the licenses granted by Bayer under Section 2.2(b) and Section 2.3 shall automatically terminate and revert to Bayer and upon termination of this Agreement by ZGEN under Section 17.3 (for Bayer’s material breach), the licenses granted by ZGEN under Sections 2.1 and Section 2.2(a) shall automatically terminate and revert to ZGEN.

(d) Upon expiration (but not earlier termination) of the Term, Bayer shall have a nonexclusive, fully paid-up, royalty-free, perpetual license under the ZGEN Technology to make, use, sell and import Licensed Product throughout the Territory and ZGEN shall have a nonexclusive, fully paid-up, royalty-free, perpetual license under the Bayer Technology to make, use, sell and import Licensed Product throughout the Territory.

17.9	Accrued Rights

Termination, relinquishment or expiration of any licenses under this Agreement for any reason in accordance with this Article 17 will be without prejudice to any rights which will have accrued to the benefit of either Party or any liability incurred by either Party prior to the effective date of termination, relinquishment or expiration, and will not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement or prejudice either Party’s right to obtain performance of any obligation.

ARTICLE EIGHTEEN

Dispute Resolution

18.1	Goal; Cooperative Decision-Making

The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising from, concerning

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or in any way relating to this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 18.

18.2	Procedure

If and when a dispute arises under this Agreement that is not resolved by informal discussions by the Parties, the Parties shall follow the procedures set forth in this Section 18.2.

18.2.1 Resolution by Senior Executives

Either Party may, by written notice to the other Party, have any dispute between the Parties referred to the Parties’ respective Senior Executives who shall schedule a meeting within [    *    ] after such matter is referred to such officers and who shall attempt to resolve the dispute by good faith negotiations within [    *    ] after their first meeting; provided that if a JSC has been formed and has discussed but has been unable to resolve the dispute, either Party may refer the dispute directly to the Chief Executive Officer of ZGEN and the Head of the responsible Business Unit within the Pharmaceutical Division of Bayer Healthcare LLC in accordance with Section 18.2.2.

18.2.2 Resolution by ZGEN’s CEO and Bayer’s Business Unit Head

If Senior Executives are not able to resolve a dispute referred to them under Section 18.2.1 within the required [    *    ] period (or such longer period as they may agree upon) or a JSC has been formed and has discussed but has been unable to resolve the dispute, either Party may, by written notice to the other Party, have the dispute referred to the Chief Executive Officer of ZGEN and the Head of the responsible Business Unit within the Pharmaceutical Division of Bayer HealthCare LLC, who shall schedule a meeting within [    *    ] after such matter is referred to such officers and who shall attempt to resolve the dispute by good faith negotiations within [    *    ] after their first meeting.

18.2.3 Optional Mediation

If the Chief Executive Officer of ZGEN and the Head of the responsible Business Unit within the Pharmaceutical Division of Bayer HealthCare LLC are not able to resolve a dispute referred to them under Section 18.2.2 within the required [    *    ] period (or such longer period as they may agree upon), then either of such designated officers may, but shall not be obligated to, request, within [    *    ] business days after the expiration of such period, that the Parties attempt non-binding mediation of any such matter for a period not to exceed [    *    ]. Upon any such request, the Parties shall participate in good faith in such non-binding mediation. If the matter remains unresolved after such [    *    ] mediation period, or if neither of such designated officers so requests such non-binding mediation, then any such unresolved matter shall be resolved as set forth in Section 18.3 or Section 18.4, as applicable.

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18.3	Expert Matters; Expedited Arbitration

Any Expert Matter shall be resolved by expedited arbitration by an Expert as follows:

(a) Upon written request by either Party to the other Party, the Parties shall promptly negotiate in good faith to appoint an appropriate Expert. If the Parties are not able to agree within [    *    ] after the receipt by a Party of the written request in the immediately preceding sentence, the CPR Institute for Dispute Resolution, or such other similar entity as the Parties may agree upon, shall be responsible for selecting an Expert within [    *    ] of being approached by a Party. The fees and costs of the Expert and the CPR Institute for Dispute Resolution (or such other entity) shall be borne equally by ZGEN and Bayer.

(b) Within [    *    ] after the designation of the Expert, the Parties shall each simultaneously submit to the Expert and one another a written statement of their respective positions on such dispute and proposed resolution thereof. Each Party shall have [    *    ] from receipt of the other Party’s submission to submit a written response thereto, which shall include any scientific and technical information in support thereof. The Expert shall have the right to meet with the Parties, either alone or together, as necessary to make a determination.

(c) No later than [    *    ] after the designation of the Expert, the Expert shall make a determination by selecting the resolution proposed by one of the Parties that as a whole is the most fair and reasonable to the Parties in light of the totality of the circumstances and shall provide the Parties with a written statement setting forth the basis of the determination in connection therewith. The decision of the Expert shall be final and conclusive.

18.4	Other Matters; Litigation

Any unresolved dispute that is not an Expert Matter shall, at the election of either Party, be decided by litigation in accordance with Section 18.5. Notwithstanding the above, either Party will be entitled at all times and without delay to seek equitable relief, provided that such relief is sought exclusively from a court as provided in Section 18.5.

18.5	Governing Law; Judicial Resolution

Subject to Sections 18.1 through 18.3, resolution of all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, will be governed by and construed under the substantive laws of the State of [    *    ] as applied to agreements executed and performed entirely in the State of [    *    ] by residents of the State of [    *    ], without regard to conflicts of law rules. Subject to Section 18.1 through 18.3, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of [    *    ] and the United States District Court for the [    *    ] of [    *    ] (collectively, the “Courts”) for any action, suit or proceeding (other than appeals therefrom) solely for a dispute arising out of this Agreement, and agrees not to commence any action, suit or proceeding (other than appeals therefrom) solely for disputes arising out of this Agreement except in the Courts. Submission to United States jurisdiction is for the limited purpose of disputes arising out of this Agreement and does not create general jurisdiction. Each Party hereby waives any other venue to which it may be entitled by virtue of domicile or otherwise.

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18.6	Patent and Trademark Dispute Resolution

Notwithstanding Section 18.5, as between the Parties, any dispute, controversy or claim relating to the validity or enforceability of Patent Rights shall be submitted by either Party to a court of competent jurisdiction in the country in which such rights apply and shall be governed by the patent laws of such country.

ARTICLE NINETEEN

General

19.1	Force Majeure

Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the non-performing Party promptly provides notice of the condition constituting Force Majeure to the other Party. Such excuse will be continued so long as the condition constituting Force Majeure continues and the non-performing Party uses commercially reasonable efforts to remove the condition. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution. Notwithstanding anything to the contrary, failure to fulfill payment obligations may only be excused under this Section 19.1 if the actual payment process is affected by the Force Majeure.

19.2	Notices

Any notice required or permitted to be given under this Agreement will be in writing in the English language, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered or, if sent by facsimile, electronic transmission is confirmed. Unless otherwise notified in writing, the mailing addresses and fax numbers for notice of the Parties will be as described below.

If to Bayer:

Bayer Schering Pharma A.G.

Muellerstrasse 178

Berlin 13342

Attn: Dr. Gunnar Riemann, Member of the Board of Management

Fax: +49 30 468 15309

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With a copy to:

Bayer Schering Pharma A.G.

Muellerstrasse 178

Berlin 13342

Attn: Dr. Ulrich Grohe, Head Law & Patents

Fax: +49 30 468 16716

If to ZGEN:

ZymoGenetics, Inc.

1201 Eastlake Avenue East

Seattle, WA 98102

U.S.A.

Attn: Senior Vice President and General Counsel

FAX: (206) 442-6697

19.3	No Strict Construction

This Agreement has been prepared jointly and will not be strictly construed against either Party.

19.4	Assignment

(a) Except an assignment:

(i) in which the assignee agrees to be bound by all obligations of the assigning Party under this Agreement; and

(ii) that is made in connection with the transfer to a single buyer of all or substantially all of the assets or stock of a Party’s business to which this Agreement relates or pursuant to a merger, consolidation or other corporate reorganization, neither this Agreement nor any right herein granted may be assigned by either Party to any Third Party without the prior, express written consent of the other Party, which consent shall not be unreasonably withheld. Any purported assignment prohibited hereunder and made without the other Party’s consent shall be void and shall constitute a material breach of this Agreement.

(b) Notwithstanding Section 19.4(a), a Party may assign its rights and interests under this Agreement to an entity that is its Affiliate as of the date of such assignment; provided that the assigning Party executes a written guaranty, in form and substance reasonably acceptable to the other Party, guaranteeing the full and timely performance of the assigning Party’s responsibilities and obligations hereunder by the assignee and the assignee agrees to be bound by all obligations of the assigning Party hereunder, including the obligations set forth in this Section 19.4.

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(c) A sale or transfer of the ownership or control of a Party or any of its Affiliates to whom it has assigned its rights or interest under this Agreement as provided herein (other than in connection with a transfer under Section 19.4(a)(ii)) shall be deemed to be a prohibited assignment under this Section 19.4.

(d) If, as a result of any assignment of any rights or interest in this Agreement, any payment by or on behalf of the assigning Party to the other Party is subject to an increased level of withholding than would have been the case otherwise under this Agreement and the other Party cannot use any related tax credit to offset against its obligation to pay tax in the calendar year in which the withholding is effected, the assigning Party shall pay the other Party an amount such that after deduction of any amount required to be withheld the other Party receives the same amount that it would have received but for the assignment. If the other Party uses a related tax credit in a subsequent calendar year, the other Party shall reimburse the assigning Party for the amount paid to the other Party by the assigning Party as a result of the withholding giving rise to such tax credit.

19.5	Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

19.6	Severability

If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provisions will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement, as evidenced by the terms of this Agreement, may be realized.

19.7	Further Actions

Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

19.8	Independent Contractors

The relationship between Bayer and ZGEN created by this Agreement is one of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee (express or implied) on behalf of the other Party for any purpose whatsoever. Each Party will use its own discretion and will have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

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19.9	No Benefit of Third Parties

The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any Third Parties other than the Bayer Indemnitees and ZGEN Indemnitees.

19.10	No Waiver

Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

19.11	Export Requirements

It is understood and acknowledged that the transfer of certain commodities and technical data may be subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Each Party hereby agrees and by entering into this Agreement gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data within Bayer Technology and ZGEN Technology and Materials, that it will be solely responsible for any violation of any such laws and regulations by itself, its Affiliates or its sublicensees, and that it will indemnify, defend and hold harmless the other Party from any liability in the event of any legal action of any nature occasioned by such violation, pursuant to Section 16.1 (in the case of ZGEN) or Section 16.2 (in the case of Bayer).

19.12	Entire Agreement; Amendment

This Agreement (including all Exhibits, which are incorporated herein and made a part hereof by reference) sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties, including the (1) Confidentiality Agreement, dated as of January 24, 2006, by and between ZGEN and Bayer Pharmaceuticals Corporation (as amended by Amendment No. 1 to Confidentiality Agreement, dated January 5, 2007), and (2) Confidential Disclosure Agreement, dated April 19, 2006, by and between Bayer HealthCare LLC and ZGEN, which are hereby superseded. For the sake of clarity, the Letter Agreement dated December 21, 2006 by and among ZGEN, Bayer HealthCare LLC and [    *    ] shall not be terminated or superseded by this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for this purpose and signed by an authorized officer of each Party (i.e., it may not be modified by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like).

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[Signatures on Next Page]

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IN WITNESS WHEREOF, ZGEN and Bayer have executed and delivered this Agreement to be effective as of the Effective Date.

BAYER SCHERING PHARMA A.G.

By:	/s/ Dr. Gunnar Riemann
Dr. Gunnar Riemann
Its:	Member of the Board of Management

BAYER SCHERING PHARMA A.G.

By:	/s/ Dr. Nicolas von Behr
Dr. Nicolas von Behr
Its:	Counsel, Law & Patents

ZymoGenetics, Inc.

By:	/s/ Bruce L.A. Carter, Ph.D.
Bruce L.A. Carter, Ph.D.
Its:	President and Chief Executive Officer

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EXHIBIT A

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[1]	One page redacted.

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EXHIBIT B

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[1]	One page redacted.

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EXHIBIT C

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[3]	Two pages redacted.

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EXHIBIT D

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[4]	One page redacted.

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EXHIBIT E

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[5]	Two pages redacted.

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EXHIBIT F

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[6]	Two pages redacted.

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EXHIBIT G

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[7]	Two pages redacted.

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EXHIBIT H

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[8]	One page redacted.

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EXHIBIT I

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[9]	Eight pages redacted.

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SCHEDULE 1 to EXHIBIT I

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[10]	Six pages redacted.

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EXHIBIT J

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[11]	Three pages redacted.

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EXHIBIT K

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[12]	Two pages redacted.

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EXHIBIT L

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[13]	One page redacted.

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EXHIBIT M

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[14]	Three pages redacted.

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